Exhibit 4.5

CONFORMED COPY

Dated 20 March 2003

£600,000,000 Revolving Credit Facilities
for

BRITISH SKY BROADCASTING GROUP PLC

Guaranteed by
CERTAIN SUBSIDIARIES OF
BRITISH SKY BROADCASTING GROUP PLC

Arranged by
BARCLAYS CAPITAL
DEUTSCHE BANK AG LONDON
and
SALOMON BROTHERS INTERNATIONAL LIMITED

Agent
BARCLAYS BANK PLC

FACILITY AGREEMENT

20 Representations	48
21 General undertakings	51
22 Events of Default	58
SECTION 9 CHANGES TO PARTIES	62
23 Changes to the Lenders	62
24 Changes to the Obligors	64
SECTION 10	65
THE FINANCE PARTIES	65
25 Role of the Agent and the Mandated Lead Arrangers	65
26 Conduct of business by the Finance Parties	69
27 Sharing among the Finance Parties	69
SECTION 11 ADMINISTRATION	71
28 Payment mechanics	71
29 Set-off	74
30 Notices	74
31 Calculations and certificates	75
32 Partial invalidity	75
33 Remedies and waivers	75
34 Amendments and waivers	76
35 Counterparts	77
SECTION 12 GOVERNING LAW AND ENFORCEMENT	78
36 Governing law	78
37 Enforcement	78
Schedules
Schedule 1 The Original Parties	79
Part I — The Obligors	79
Part II — The Agent and the Original Lenders	80
Schedule 2 Conditions precedent	84
Schedule 3 Requests	85
Part I — Utilisation Request	85

THIS AGREEMENT is dated 20 March 2003 and made BETWEEN:

(1)	BRITISH SKY BROADCASTING GROUP PLC (the “Borrower”);

(2)	THE SUBSIDIARIES of the Borrower listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(3)	BARCLAYS CAPITAL, DEUTSCHE BANK AG LONDON and SALOMON BROTHERS INTERNATIONAL LIMITED (the “Mandated Lead Arrangers”, and each an “MLA”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(5)	BARCLAYS BANK PLC as agent of the Lenders (the “Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1	Interpretation

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Lenders agree, according to their several obligations, to make available to the Borrower under the guarantee of the Guarantors, a revolving credit facility of up to £600,000,000 or the equivalent in Optional Currencies for (i) the purpose of refinancing the Existing £750 million Facility and cancelling, in part, the Existing £300 million Facility, and (ii) general corporate purposes and to finance the working capital or capital expenditure requirements of the Group.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Acceding Guarantors” means those Subsidiaries of the Borrower who have become a party to this Agreement as Guarantors pursuant to clause 19.17 (Acceding Guarantors);

“Additional Cost” means, in relation to any period, a percentage calculated for such period at an annual rate determined by the application of the formula set out in Schedule 4 (Mandatory Cost formulae);

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agent” means Barclays Bank PLC of 5 the North Colonnade, Canary Wharf, London E14 4BB or such other person as may be appointed agent for the Lenders pursuant to clause 25.11 (Resignation of the Agent);

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of any relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day;

“Authorised Officer” means any director, employee or officer of the Borrower or any other Obligor authorised to sign Authorised Officer’s Compliance Certificates, Utilisation Requests and other notices, requests or confirmations referred to in this Agreement or relating to the Facilities;

“Available Commitment” means a Lender’s Commitment under the Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans or other Utilisations that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date;

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility;

“Availability Period” means the period from the date of this Agreement and ending on the Termination Date or the period ending on such earlier date (if any) (i) on which the whole of the undrawn Commitments are cancelled or (ii) on which the Commitments are reduced to zero pursuant to clauses 22.2 (Acceleration) or 9.1 (Illegality);

“Banking Day” means:

(a)	unless (b) below applies, a day (other than a Saturday or Sunday) on which banks are open for business in:

(i)	London; and

(ii)	if a payment is required in an Optional Currency (other than euros), the principal financial centre of the country of such Optional Currency; and

(b)	in relation to a rate fixing for euros only, a TARGET Day;

“Base Currency” means Sterling;

“Base Currency Amount” means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by the Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Banking Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request and, in the case of a Letter of Credit, as adjusted pursuant to clause 6.5.12 (Revaluation of Letters of Credit) at six-monthly intervals) adjusted to reflect any repayment, (other than a repayment arising from a change of currency), prepayment, consolidation or division of the Utilisation;

“Borrower” means British Sky Broadcasting Group PLC (No. 2247735) whose registered office is at Grant Way, Isleworth, Middlesex TW7 5QD;

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Banking Day following receipt or recovery and ending on the last day of the current Interest Period;

“Broadcasting Law” means the Broadcasting Act 1990 (as supplemented by the Broadcasting Act 1996) and all other laws, statutes, regulations and judgments relating to broadcasting applicable to the Borrower (or any of its Subsidiaries) and/or the business carried on by the Borrower (or any of its Subsidiaries);

“Cash and Cash Equivalents” means, at any time:

(a)	cash in hand or on deposit with any acceptable institution (including cash held in a Cash Collateral Account);

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of the United Kingdom, the United States of America or any other nation approved by the Agent or by an instrumentality or agency of the government of the United Kingdom, the United States of America or any other nation approved by the Agent having an equivalent credit rating and a maturity within one year after the relevant date of calculation;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United Kingdom, the United States of America or other nation approved by the Agent;

(iii)	which matures within 90 days of the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by Standard & Poor’s or FitchIBCA or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating; or

(e)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Indebtedness. An “acceptable institution” for this purpose is a commercial bank, investment fund or trust company which has a rating of A or higher by Standard & Poor’s or FitchIBCA or A2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders;

“Cash Collateral Account” means an interest bearing blocked deposit account in the name of the Borrower opened, or to be opened, with the Agent or other relevant Finance Party (as the relevant provision of any Finance Document so provides) pursuant to or otherwise in connection with any Finance Document;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any Indebtedness or liabilities under the Finance Documents and includes Encumbrances;

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

“Commitment Letter” means the letter, dated 13 February 2003, between the Borrower and the Mandated Lead Arrangers;

“Compliance Certificate” means a certificate substantially in the form of Schedule 8 (Form of Compliance Certificate) in relation to compliance (or otherwise) with the undertakings in clause 21.3 (Financial undertakings);

“Consolidated Interest Charges” means, in respect of each Half Yearly Period in each financial year of the Group, the aggregate amount of interest, discounts, finance charges and/or fees accrued during that Half Yearly Period in respect of Total Debt including, for this purpose, any acceptance commission in respect of any bills of exchange or other negotiable instruments, any initial issue discounts allowed on the issue of debentures attributable to such Half Yearly Period (calculated on a pro rata basis by reference to the initial term for which such debentures were issued) and the interest component of rentals under Finance Leases, and after deduction of the aggregate amount of interest received in respect of deposits held with any banks or on commercial paper owned by any Group Member during the same Half Yearly Period of the Group;

“Debt Instrument” means any debenture, bond, note, loan stock or other similar security evidencing Indebtedness;

“Deed of Guarantor Accession” means a deed to be executed and delivered by each relevant Group Member substantially in the form of Schedule 6 (Form of Deed of Guarantor Accession);

“Deed of Subordination” means any instrument evidencing subordination and priority arrangements entered or to be entered into pursuant to clause 21.2.5 (Indebtedness);

“Default” means an Event of Default or any event or circumstance specified in clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination (in each case under or pursuant to the Finance Documents) or any combination of any of the foregoing) be an Event of Default;

“Disclosure Letter” means the letter of even date written by the Borrower to the Agent;

“Drawdown Notice” means a notice substantially in the terms of Schedule 3 (Requests);

“EBITDA” means, in respect of a Half Yearly Period, the consolidated operating profit of the Group:

(a)	in relation to each Half Yearly Period in each financial year as shown in the relevant unaudited consolidated profit and loss account provided to the Agent under this Agreement before:

(i)	depreciation; and

(ii)	amortisation of goodwill but, for the avoidance of doubt, not before any charge for the amortisation of any cost or expense incurred in relation to the acquisition of rights to or in connection with any programmes or films;

but adjusted by excluding any EBITDA (whether positive or negative and as determined in accordance with this definition) of any Special Purpose Subsidiary;

(b)	in relation to the second Half Yearly Period in each financial year only, as shown in the relevant audited consolidated profit and loss account provided to the Agent under this Agreement before the items referred to in (a)(i) and (ii) above and as adjusted as referred to in (a) above and (in each case) by the deduction of the amount calculated under (a) above in relation to the first Half Yearly Period in such financial year; and

(c)	in addition to (a) above, in relation to each Half Yearly Period from (and including) 31 December 2002 to (and including) 30 June 2004 adjusted by adding back (to the extent deducted in calculating consolidated operating profit) the direct costs of subsidising digital set-top boxes and related equipment provided to digital subscribers and the cost of installation of digital services to such subscribers (net of any amount paid in respect of such installation by such subscribers) (the “Costs”) Provided that no such adjustments shall be made in respect of a Half Yearly Period in respect of any Costs which exceed the amount set against the relevant period in column (2) below:

(1)	(2)
Period	Amount

1 July 2002-31 December 2002	£125,000,000
1 January 2003-30 June 2003	£100,000,000
1 July 2003-31 December 2003	£ 75,000,000
1 January 2004 - 30 June 2004	£ 50,000,000

having made such adjustments and making such further adjustments as may be appropriate in the opinion of the auditors of the Borrower in order that all such amounts are calculated in accordance with the Original Accounting Principles.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind securing any obligation of any person or any other type of preferential arrangement excluding (i) retention of title arrangements in contracts entered into in the ordinary course of trading, (ii) liens arising in the ordinary course of trading by operation of law, (iii) contractual set-off or netting arrangements with a clearing bank in the United Kingdom in respect of overdraft facilities made available to any Group Member(s), and entered into for the netting of Group credit and debit balances maintained with that bank, contractual set-off or netting arrangements entered into with a financial institution in respect of multiple hedging transactions with such financial institution, (iv) liens or pledges created or subsisting in the ordinary course of trading over documents of title, insurance policies or sale contracts in relation to goods or assets supplied, to secure the purchase price of such goods or assets and (v) deposits or escrow arrangements in the ordinary course of trading in connection with the acquisition of any goods or assets or the financing of any such acquisition or to secure performance bonds;

“Environmental Law” means any law or regulation relating to (a) the pollution, conservation or protection of the environment (both natural and built), (b) the creation, storage, handling and disposal of industrial waste and hazardous substances and (c) health and safety at work or elsewhere but excluding the Planning Acts (being the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990 and subordinate legislation made thereunder);

“EURIBOR” means, in relation to any Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the period of that Loan or overdue amount) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan;

“euro” and “€” mean the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and in respect of all payments to be made under the Finance Documents in euro means immediately available, freely transferable funds;

“Event of Default” means any event or circumstance specified as such in clause 22 (Events of Default);

“Executive Officers” means, in relation to the Borrower, the Chief Executive, the Chief Operating Officer, the Head of Legal and Business Affairs, the Managing Director of Sky Networks, the Chief Financial Officer, the Managing Director of Sky Sports and the Company Secretary and any other officer of the Borrower who, at any relevant time, is responsible for all or any of the management functions of any such person as at the date of this Agreement in place of such person and, in relation to any other Obligor, its Directors;

“Existing £750 million Facility” means the £750,000,000 multi-currency revolving credit facility made available to British Sky Broadcasting Group plc on the terms and conditions set out in an agreement dated 29 June 1999 (as amended from time to time) in respect of which The Toronto-Dominion Bank acts as agent;

“Existing £300 million Facility” means the £300,000,000 multi-currency revolving credit facility made available to British Sky Broadcasting Group plc on the terms and conditions set out in an agreement dated 8 March 2001 (as amended from time to time) in respect of which The Toronto-Dominion Bank acts as agent;

“Expiry Date” means, in respect of a Letter of Credit, the last day of its Term;

“Facility” means the revolving loan facility made available under this Agreement as described in clause 3 (The Facilities);

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Banking Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Mandated Lead Arrangers and the Borrower (or the Agent and the Borrower) setting out the terms of any of the fees referred to in clause 13 (Fees);

“Finance Document” means this Agreement, the Commitment Letter, any Transfer Certificate, any Fee Letter, any Deed of Subordination, any Deed of Guarantor Accession, any Letter of Credit, and any other document designated as such by the Agent and the Borrower;

“Finance Lease” means a lease treated as a finance lease in accordance with Statement of Standard Accounting Practice 21 as amended or as substituted by any generally accepted accounting principles in the United Kingdom from time to time;

“Finance Parties” means the Agent, the Mandated Lead Arrangers and the Lenders, and “Finance Party” means any of them;

“Financial Definitions” means the definitions of each of Consolidated Interest Charges, EBITDA, Net Debt and Total Debt;

“Group” means the Borrower and its Subsidiaries, excluding, for the avoidance of doubt, any joint venture company in which the Group Members, taken as a whole, have a minority shareholding, or do not have the right to appoint or remove a majority of its board of directors, or do not have sole control of a majority of the voting rights in it;

“Group Member” means any member of the Group;

“Guaranteed Liabilities” means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantors in clause 19.1 (Covenant to pay);

“Guarantors” means the Original Guarantors and the Acceding Guarantors (other than any such Original Guarantor or Acceding Guarantor as has been released from this Agreement pursuant to clause 19.18 (Release of Guarantors) and has not since become an Acceding Guarantor again pursuant to clause 19.17 (Acceding Guarantors));

“Half-Yearly Period” means each reporting period for the Group of six months ending on 30th June or 31st December in any year;

“Hedging Arrangement” means any arrangements, whether by way of swap, cap, collar or otherwise in relation to the hedging of any interest rate or currency exposure of any Group Member which, in each case, has a term which is greater than twelve months from the relevant date of calculation pursuant to the provisions of clause 21.3 (Financial undertakings);

“Holding Company” means a holding company within the meaning of section 736 Companies Act, 1985;

“Incapacity” means in relation to a person the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership);

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or surety, and whether present or future, in respect of:

(a)	money borrowed or raised and debit balances at banks;

(b)	any bond, note, loan stock, debenture or other similar debt instrument;

(c)	any amount raised by acceptance or documentary credit facilities;

(d)	receivables sold or discounted (other than on a non-recourse basis);

(e)	deferred payments for assets or services acquired (other than in the ordinary course of trading or pursuant to a genuine trade dispute);

(f)	the capital element of Finance Leases;

(g)	any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money, or of any of (a) to (f) above;

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument (other than any such guarantee, indemnity, bond, standby or documentary letter of credit or other instrument which relates solely to a performance obligation) issued by a bank or financial institution; and

(i)	without duplication, guarantees in respect of the obligations of any person falling within any of (a) to (h) above;

“Information Memorandum” means the document in the agreed form concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to this Agreement and distributed by the Mandated Lead Arrangers to selected financial institutions prior to the date of this Agreement;

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 10.3 (Default interest);

“LC Limit” means £100,000,000 (or its equivalent in Optional Currencies);

“LC Liabilities” means, in relation to any Letter of Credit, at any relevant time, the stated maximum principal amount that may be or become payable to the beneficiary of such Letter of

Credit and/or any amount that had been properly paid by the Lenders to such beneficiary but which has not been reimbursed to the Lenders pursuant to 6.5.3(b) (Claims under a Letter of Credit), less the aggregate amount of any cash cover (not including any cash cover lodged by any Lender) held in relation to that Letter of Credit or such lesser amount as the Agent may agree with the Borrower, both acting in good faith, represents the maximum liability of the Lenders in respect thereof;

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“Letter of Credit” or “LC” means any guarantee, bond, indemnity, letter of credit, or any other instrument of suretyship or payment, issued, undertaken or made or, as the case may be, proposed to be issued, undertaken or made by the Lenders under this Agreement at the request of the Borrower, in each case in a form substantially similar to that set out in Schedule 10 (Form of Letter of Credit) or otherwise on terms agreed between the Agent (with the prior consent of the Lenders) and the Borrower (each acting reasonably) and as the same may be varied from time to time;

“LIBOR” means, in relation to any Loan or overdue amount due in a currency other than euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or period of that Loan or overdue amount) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Utilisation and for a period comparable to the Interest Period for that Loan;

“Licences” means licences granted under any Broadcasting Law and held by any Group Member;

“Loan” means a loan made or to be made by way of cash advance under the Facility or the principal amount outstanding for the time being of that loan;

“Mandated Lead Arrangers” or “MLAs” means Barclays Capital of 5 the North Colonnade, Canary Wharf, London E14 4BB, Deutsche Bank AG London of Winchester House, 1 Great Winchester Street, London EC2N 2DB and Salomon Brothers International Limited of 33 Canada Square, Canary Wharf, London E14 4BB;

“Majority Lenders” means:

(a)	if there are no Utilisations then outstanding, a Lender or Lenders whose Commitments aggregate more than 662/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participation in the Utilisations then outstanding aggregate more than 662/3% of all the Utilisations then outstanding;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae);

“Margin” means the rate per annum calculated in accordance with 10.1.1 (Calculation of Margin);

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Net Debt” means Total Debt excluding, for the purposes of this definition only, any amounts in respect of item (a) and, when such preference share capital is not redeemable, item (b) of the definition of “Total Debt”, less:

(i)	the aggregate principal amount of Subordinated Loans;

(ii)	accrued but unpaid interest in respect of Subordinated Loans; and

(iii)	Cash and Cash Equivalents

but including, for the purposes of clause 21.3.1 (Net Debt: EBITDA) only, the principal amount of any Indebtedness of any person other than a Group Member which is guaranteed by any Group Member;

“Non-Recourse Liabilities” means liabilities of a Special Purpose Subsidiary where such liabilities are not the subject of any guarantee, indemnity or similar assurance from any other Group Member other than a Permitted Assurance and, except for recourse in respect of such Permitted Assurance, there is no other recourse for any payment in respect of such liabilities to the assets of any other Group Member other than recourse to the shares in such Special Purpose Subsidiary charged as security for such liabilities;

“Obligors” means the Borrower and each Guarantor;

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in clause 5.3 (Conditions relating to Optional Currencies);

“Original Accounting Principles” means those accounting principles, standards and practices which were used in the preparation of the consolidated audited financial statements of the Group as at 30 June 2002;

“Original Guarantors” means the Borrower, and those Subsidiaries of the Borrower listed as such whose names and registered offices or principal places of business are set out in part I of Schedule 1 (The Original Parties);

“Original Lenders” means the financial institutions listed in part II of Schedule 1 (The Original Parties);

“Original Ultimate Shareholder” means The News Corporation Limited;

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees;

“Permitted Assurance” means any assurance, undertaking or support given by a Group Member provided that the same shall be given by such Group Member:

(a)	other than in respect of a payment obligation or an indemnity in respect thereof or any obligation to comply with any financial ratios or other tests of financial condition; and

(b)	generally in the ordinary course of its business;

“Permitted Securitisation” means, without prejudice to the ability of the Group to otherwise effect any securitisation in accordance with the provisions of this Agreement, a securitisation or securitisations of assets by a Group Member provided that the aggregate value (without double-counting) of:

(a)	all assets of the Group which are subject to such securitisation or securitisations;

(b)	all loans of cash or assets made pursuant to such securitisation or securitisations;

(c)	all disposals made pursuant to such securitisation or securitisations;

(d)	all Encumbrances granted pursuant to such securitisation or securitisations; and

(e)	all assets encumbered pursuant to clause 21.2.1(c) (Negative Pledge),

shall not exceed £300,000,000 in any event.

“Qualifying Lender” has the meaning given to it in clause 14 (Tax gross-up and indemnities);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Banking Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);

“Reference Banks” means the principal London offices of Barclays Bank PLC, Citibank N.A. and Deutsche Bank AG London or such other banks as may be appointed by the Agent in consultation with the Borrower pursuant to clause 25.16 (Reference Banks);

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market;

“Relevant Jurisdiction” means each jurisdiction in which any Obligor is incorporated or formed;

“Relevant Proportion” means, in relation to a Lender in respect of any Letter of Credit at any relevant time, the proportion which that Lender’s Commitment bears to the Total Commitments at such time but so that if at such time such Lender’s Commitment has been reduced pursuant to clause 9.1 (Illegality), 9.4 (Right of repayment in relation to a single Lender) or 9.5 (Change of Control) then as amongst the Finance Parties (but not so as to give any rights to any other person and for the purpose of this definition only) such Lender’s Commitment shall not be deemed to have been reduced to the extent that the Borrower does not discharge the LC Liabilities representing such Lender’s Commitment;

“Renewal Request” means a written notice delivered to the Agent in accordance with clause 6.5.8 (Renewal of a Letter of Credit);

“Repeating Representations” means each of the representations set out in clause 20.1.1 (Due incorporation of the Borrower) to 20.1.8 (No litigation) (inclusive) and 20.1.10 (Financial statements of the Obligors correct and complete);

“Reporting Accounting Principles” means those accounting principles, standards and practices adopted by the Group from time to time in accordance with generally accepted accounting principles and practices in England and Wales and/or international accounting standards;

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan under the Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of clause 7.2 (Unavailability of a currency)); and

(d)	made or to be made to the Borrower for the purpose of refinancing a maturing Loan;

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables);

“Special Purpose Subsidiary” means a Group Member (which is not an Obligor) whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of particular assets whether directly or indirectly and whose only liabilities are Non-Recourse Liabilities;

“Sterling” and “£” mean the lawful currency for the time being of the United Kingdom and in respect of all payments to be made under the Finance Documents in Sterling mean immediately available, freely transferable cleared funds;

“Sterling Amount” means (a) in relation to a Utilisation to be made in Sterling the amount in Sterling so utilised, and (b) in relation to a Utilisation to be made in an Optional Currency, the amount in Sterling specified in the relevant Utilisation Request which would be required to purchase the principal amount of that Utilisation at the Agent’s Spot Rate of Exchange, in each case as reduced by any repayment or prepayment under this Agreement;

“Subordinated Loans” means any Indebtedness in relation to which subordination and priority arrangements have been entered into in accordance with the provisions of clause 21.2.5(i) and (ii) (Indebtedness);

“Subsidiary” means:

(a)	a subsidiary within the meaning of section 736 Companies Act 1985; and

(b)	for the purposes of the Financial Definitions and clauses 20.1.10 (Financial statements of the Obligors correct and complete), 21.1.6 (Provision of further information), and 21.3 (Financial undertakings) only, a subsidiary undertaking within the meaning of section 258 Companies Act 1985;

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro;

“Tax” or “Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Term” means the period for which the Lenders are under a liability under a Letter of Credit;

“Termination Date” means the date falling five years after the date of this Agreement;

“Testing Accounting Principles” means the Original Accounting Principles as may be amended from time to time in accordance with clause 21.5 (Testing Accounting Principles);

“Total Commitments” means the aggregate of the Commitments, being £600,000,000 at the date of this Agreement;

“Total Debt” means at any time, the aggregate outstanding principal or capital amount of Indebtedness of the Group together with:

(a)	the nominal amount of any issued and paid up share capital (other than equity share capital) of any Subsidiary not beneficially owned by any other Group Member;

(b)	the nominal amount of any preference share capital in any Group Member not owned by any other Group Member;

(c)	Indebtedness secured by any Encumbrance over all or any part of the undertaking, property, assets, rights or revenues of any Group Member irrespective of whether or not such Indebtedness is supported by a personal covenant on the part of any other Group Member;

(d)	The aggregate net liabilities (if any) of the Group in respect of Hedging Arrangements, the amount of such liabilities being calculated as at any relevant date on the basis of the aggregate net cost to the Group of entering into new Hedging Arrangements with such of the Reference Banks as the Borrower may nominate from time to time or, in default of such nomination, with the Agent, which are both equal and opposite to those Hedging Arrangements to which the Group is (or members of it are) party on any relevant date, and which would have the economic effect of closing out the Group’s aggregate current position as at such date under such existing Hedging Arrangements; and

(e)	obligations under guarantees in respect of the obligations of any other person which, if such person were a Group Member, would fall within (a) to (d) above;

PROVIDED THAT

(A)	moneys owing by the Borrower to a Subsidiary of the Borrower or by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower shall not be taken into account;

(B)	no liability shall be taken into account more than once in such computation;

(C)	any amount (other than an amount outstanding under this Agreement) expressed in or calculated by reference to a currency other than Sterling shall be converted into Sterling by reference to the Agent’s Spot Rate of Exchange ruling on the date on which any relevant calculation falls to be made;

(D)	the amount of all Utilisations outstanding under this Agreement shall be deemed to be the Sterling Amount thereof;

(E)	the principal amount of Total Debt deemed to be outstanding in relation to Finance Leases or hire purchase agreements shall be calculated in accordance with the relevant provisions of the Statement of Standard Accounting Practice 21 as amended or as substituted by any generally accepted accounting principles in the United Kingdom from time to time; and

(F)	Non-Recourse Liabilities of a Special Purpose Subsidiary shall not be taken into account;

“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of 25th March, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7th February, 1992 and came into force on 1st November, 1993), as amended, varied or supplemented from time to time;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate);

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“Utilisation” means a utilisation of the Facility by way of Loan or Letter of Credit;

“Utilisation Date” means the date on which a Utilisation is made;

“Utilisation Request” means (a), in the case of a Utilisation by way of Loan, a notice substantially in the form set out in Part I of Schedule 3 (Requests) and (b), in the case of a Utilisation by way of a Letter of Credit, a notice substantially in the form set out in Part II of Schedule 3 (Requests); and

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

2	Construction

2.1	Construction

2.1.1	Unless the contrary indication appears, any reference in this Agreement to the “Agent”, the “Mandated Lead Arrangers” (or “MLAs”), any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

2.1.2	Any reference in this Agreement to:

(a)	“assets” includes present and future properties, revenues and rights of every description;

(b)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(c)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as from time to time amended, reinstated, supplemented (including by any increase in amounts thereunder or any change to the parties thereto) or novated in accordance with its terms;

(d)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(e)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory authority or organisation;

(f)	a provision of law is a reference to that provision as amended or re-enacted;

(g)	unless a contrary indication appears, a time of day is a reference to London time;

(h)	a “guarantee” includes an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any indebtedness and “guaranteed” shall be construed accordingly;

(i)	the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which would be required to purchase the specified currency amount in the London foreign exchange market at the Agent’s Spot Rate of Exchange on the day on which the calculation falls to be made and for spot delivery, as conclusively determined by the Agent;

(j)	the “agreed form” means, in relation to any document, the form of such document as shall be agreed between the Borrower and the Agent for and on behalf of all of the Finance Parties;

(k)	“discharge” includes, in respect of contingent liabilities, (i) an obligation to use best endeavours to procure the release of the relevant Finance Parties from any liability in respect of such contingent liabilities which may be effected by (A) providing cash collateral in accordance with (ii) below, (B) permanently reducing the amount that may be demanded or (C) cancelling the relevant instrument under which the liabilities arise by returning the original of such instrument to the relevant person liable together with confirmation (in form and substance satisfactory to the relevant person liable) from the beneficiary that the relevant person liable has no further liability under that instrument; and (ii) to the extent required by the relevant person liable (by notice through the Agent), an obligation to pay to the relevant person liable for the credit of a Cash Collateral Account by way of cash collateral an amount as at the date of such notice which is equal to the amount of the relevant contingent liabilities to be discharged, whereupon such amount shall become immediately or in accordance with such notice due and payable. Amounts so credited to a Cash Collateral Account (and interest thereon) shall be applied in paying the amount of such contingent liabilities as they fall due on maturity or other crystallisation (and “discharged” should be construed accordingly);

(l)	(i) the “winding up”, “dissolution”, or “administration” of a person or (ii) to a “receiver” or “administrative receiver” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrence of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(m)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(n)	a Utilisation made, or to be made, to a Borrower includes a Letter of Credit issued on its behalf;

(o)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

(p)	amounts outstanding under this Agreement include amounts outstanding under any Letter of Credit;

(q)	a Letter of Credit is “repaid” or “prepaid” in whole or in part (as applicable) if:

(i)	the Borrower provides cash cover for such Letter of Credit;

(ii)	the maximum amount payable under such Letter of Credit is reduced in accordance with its terms; or

(iii)	the Agent is satisfied that the Lenders have no further liability under such Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid pursuant to (i) and (ii) above is the amount of the relevant cash cover or reduction;

(r)	“cash cover” is provided for a Letter of Credit if the Borrower pays an amount in the currency of the Letter of Credit to an interest-bearing account with the Agent in London in the name of the Borrower and the following conditions are met:

(i)	until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under that Letter of Credit; and

(ii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Agent, creating a first ranking security interest over that account in favour of the Lenders.

2.1.3	Section, clause and Schedule headings are for ease of reference only.

2.1.4	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

2.1.5	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

2.1.6	Any provision in a definition that purports to be operative shall take effect as an operative provision of this Agreement notwithstanding that such provision is contained in a definition.

2.1.7	Unless expressly stated to the contrary, in the event of any inconsistency between the terms of this Agreement and any other Finance Document, the terms of this Agreement shall prevail.

2.1.8	Each reference to “Barclays Capital” shall be to the investment banking division of Barclays Bank PLC.

2.2	Granting rights under the Contracts (Rights of Third Parties) Act 1999

2.2.1	Except as provided in a Finance Document, the terms of a Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

2.2.2	Subject to clause 33 (Remedies and waivers), the Parties to a Finance Document do not require the consent of any third party to rescind or vary any Finance Document at any time.

SECTION 2
THE FACILITIES

3	The Facilities

3.1	The Facilities

3.1.1	Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments, to be utilised by way of cash advances and/or, subject always to the LC Limit, Letters of Credit.

3.1.2	The Borrower shall ensure that at no time shall:

(a)	the aggregate Base Currency Amount of the Utilisations exceed the Total Commitments; and/or

(b)	the aggregate Base Currency Amount of the LC Liabilities exceed the Base Currency Amount of the LC Limit.

3.2	Finance Parties’ rights and obligations

3.2.1	The obligations of each Finance Party under this Agreement are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under this Agreement.

3.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

3.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

4	Purpose

4.1	Purpose

The Borrower shall apply all amounts utilised by it under the Facility towards the purposes specified in clause 1.1 (Purpose).

4.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

5	Conditions of Utilisation

5.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

5.2	Further conditions precedent

The Lenders will only be obliged to comply with clause 6.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

5.3	Conditions relating to Optional Currencies

5.3.1	A currency will constitute an Optional Currency in relation to a Utilisation if:

(a)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(b)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request.

5.3.2	If the Agent has received a written request from the Borrower for a currency to be approved under clause 5.3.1(b) above, the Agent will confirm to the Borrower by the Specified Time:

(a)	whether or not the Lenders have granted their approval; and

(b)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

5.4	Maximum number of Utilisations

5.4.1	The Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, more than 15 Utilisations would be outstanding.

5.4.2	Any Utilisation made by a single Lender under clause 7.2 (Unavailability of a currency) shall not be taken into account in this clause 5.4.

5.5	Waiver of Conditions Precedent

The conditions in this clause 5 are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

SECTION 3
UTILISATION

6	Utilisation

6.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.2	Completion of a Utilisation Request

6.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	in the case of a Loan:

(i)	the proposed Utilisation Date is a Banking Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with clause 6.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with clause 11 (Interest Periods); and

(b)	in the case of a Letter of Credit;

(i)	it specifies that it is for a Letter of Credit;

(ii)	the proposed Utilisation Date is a Banking Day within the Availability Period;

(iii)	the currency and amount of the Letter of Credit comply with clause 6.3 (Currency and amount);

(iv)	an agreed form Letter of Credit is attached;

(v)	the Utilisation Request is accompanied by a copy of the form of the documentation or other instrument evidencing the obligation of the Borrower which will be the subject of the Letter of Credit and such documentation or other instrument is reasonably acceptable to the Agent;

(vi)	there is a maximum limit to the stated liability of the Lenders under the Letter of Credit and such Letter of Credit has a specified Expiry Date falling not later than the Termination Date;

(vii)	the Base Currency Amount of the Letter of Credit is a minimum of £2,500,000 or the balance of the unutilised LC Limit, or such other lesser amount as the Agent may agree;

(viii)	the identity of the beneficiary of the Letter of Credit has been approved by the Agent, acting reasonably and in accordance with the instructions of the Majority Lenders;

(ix)	the delivery instructions for the Letter of Credit are specified; and

(x)	the terms of the Letter of Credit contain a clear procedure for the making of claims reasonably satisfactory to the Agent.

6.2.2	No more than one currency may be requested in any single Utilisation Request, and a Utilisation by way of Letter of Credit must be requested in a separate Utilisation Request.

The Borrower may, subject to the other terms of this Agreement, deliver more than one Utilisation Request on any one day.

6.3	Currency and amount

6.3.1	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

6.3.2	The amount of the proposed Utilisation must be an amount whose Base Currency Amount is not more than the Available Facility (and, if such Utilisation is to be made by way of Letter of Credit, not more than the available LC Limit in any event) and which is a minimum of £5,000,000 (or its equivalent) in the case of a Utilisation by way of Loan, or a minimum of £2,500,000 (or its equivalent) in the case of a Utilisation by way of Letter of Credit or, if less, the Available Facility (or, in the case of a Utilisation by way of Letter of Credit, the LC Limit).

6.4	Lenders’ participation

6.4.1	If the conditions set out in this Agreement have been met, on the Utilisation Date:

(a)	each Lender shall make its participation in each Loan available through its Facility Office; and/or, as applicable

(b)	the Agent shall execute each Letter of Credit for itself as a Lender, and as agent for and on behalf of each other Lender, and shall deliver such Letter of Credit to the stated beneficiary. Each Lender irrevocably authorises the Agent to execute each Letter of Credit which is to be issued in accordance with this Agreement on its behalf without further consent or consultation.

6.4.2	The amount of each Lender’s participation in each Utilisation will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Utilisation.

6.4.3	The Agent shall notify each Lender of the amount, currency and the Base Currency Amount of each requested Utilisation at the Specified Time.

6.5	Letters of Credit

6.5.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower shall repay or prepay that amount immediately.

6.5.2	Assignments and transfers

If the conditions and procedure for transfer specified in clause 23 (Changes to the Lenders) are satisfied, and to the extent that an Existing Lender seeks to transfer any rights or obligations relating to a Letter of Credit (an “Existing LC”) to a New Lender (any such transfer being a “LC Transfer”), then, subject to the agreement of the relevant beneficiary, on the Transfer Date:

(a)	the Agent shall issue a further Letter of Credit (the “New LC”) on the terms of the Existing LC, but amended to reflect the revised Commitment of each Lender resulting from the LC Transfer; and

(b)	simultaneously with the delivery of the New LC to the relevant beneficiary, the Existing LC shall be surrendered to the Agent and cancelled in full.

6.5.3	Claims under a Letter of Credit

(a)	The Borrower irrevocably and unconditionally authorises each Lender to pay any claim made or purported to be made under a Letter of Credit and which appears on its face to be in order (a “claim”).

(b)	The Borrower shall immediately on demand pay to the Agent for the Lenders an amount equal to the amount of, and in the same currency as, any claim.

(c)	The Borrower acknowledges that each Lender:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Borrower under this clause 6.5.3 (Claims under a Letter of Credit) will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(e)	Without prejudice to sub-paragraph (a) of this clause 6.5.3 (Claims under a Letter of Credit), the Agent shall use reasonable efforts to notify the Borrower before the Lenders pay any claim.

6.5.4	Indemnities

(a)	The Borrower shall immediately on demand indemnify each Lender against any cost, loss or liability whatsoever incurred by such Lender (otherwise than by reason of such Lender’s gross negligence or wilful misconduct) in carrying out its function under any Letter of Credit, whether pursuant to clause 6.5.3(a) (Claims under a Letter of Credit) or otherwise.

(b)	The Borrower shall immediately on demand indemnify the Agent against any cost, loss or liability whatsoever incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in carrying out its function under any Letter of Credit.

(c)	Each Lender shall (according to its Relevant Proportion) immediately on demand indemnify the Agent against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in carrying out its function under any Letter of Credit (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(d)	The Borrower shall immediately on demand reimburse any Lender for any payment it makes to the Agent under clause 6.5.4(c) (Indemnities) unless the Borrower has already indemnified (i) the Agent in full in respect of such payment under clause 6.5.4(c) (Indemnities), (in which instance the Agent shall promptly reimburse each Lender to the extent of any payment made by such Lender to the Agent under clause 6.5.4(c) (Indemnities)), or (ii) such Lender in full in respect of such payment under clause 6.5.4(a).

(e)	The obligations of each Lender under this clause 6.5.4 (Indemnities) are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender under this clause 6.5.4 (Indemnities) will not be affected by any act, omission, matter or thing which, but for this clause 6.5.4 (Indemnities), would reduce, release or prejudice any of its obligations under this clause 6.5.4 (Indemnities) (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or other person;

(ii)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document; or

(vii)	any insolvency or similar proceedings.

6.5.5	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 6.5 (Letters of Credit).

6.5.6	Additional Security

The obligations of the Borrower under clause 6.5.4 (Indemnities) shall be in addition to, and shall not be in any way prejudiced by, any collateral or other security now or hereafter held by any Finance Party as security or any lien to which that Finance Party may be entitled.

6.5.7	Preservation of Rights

No invalidity or unenforceability of all or any part of clause 6.5.4 (Indemnities) shall affect any rights of indemnity or otherwise which any Finance Party would or may have in the absence of, or in addition to, clause 6.5.4 (Indemnities).

6.5.8	Renewal of a Letter of Credit

(a)	The Borrower may request any Letter of Credit issued on its behalf be renewed by delivery to the Agent of a Renewal Request by the Specified Time.

(b)	The Finance parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in sub-paragraphs (b)(iv) and (b)(viii) of clause 6.2.1 (Completion of a Utilisation Request) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed maturity date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Agent shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.5.9	Revaluation of Letters of Credit

(a)	If any Letter of Credit is denominated in an Optional Currency, the Agent shall at six monthly intervals after the date upon which the Letter of Credit is first issued recalculate the Base Currency Amount of that Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The Borrower shall, if requested by the Agent within 5 days of any calculation under paragraph (a) above, ensure that within three Business Days of such request sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments (or the Base Currency Amount of the LC Utilisations exceeding the LC Limit, as the case may be) following any adjustment to a Base Currency Amount under paragraph (a) above.

6.5.10	Lender obligations several

The obligations of each Lender under any Letter of Credit are several. Failure of any Lender to carry out its obligations under such Letter of Credit shall not relieve any other Lender of its obligations under such Letter of Credit. No Lender shall be responsible for the obligations of any other Lender under any Letter of Credit.

7	Optional Currencies

7.1	Selection of currency

The Borrower shall select the currency of a Utilisation (in the case of an initial Utilisation) in a Utilisation Request. No more than five currencies shall be permitted in respect of outstanding Utilisations at any time.

7.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	the Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Utilisation in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this clause 7.2 will be required to participate in the Utilisation in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Loan that is due to be repaid) and its participation will be treated as a separate Utilisation denominated in the Base Currency during that Interest Period.

7.3	Agent’s calculations

7.3.1	Each Lender’s participation in a Utilisation will be determined in accordance with clause 6.4.2 (Lenders’ participation).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

8	Repayment

The Borrower shall repay each Utilisation made by way of Loan in full on the last day of its Interest Period, and each Utilisation made by way of Letter of Credit in full on the last day of its Term. All outstanding Utilisations shall be repaid in full on the Termination Date in any event.

9	Prepayment and cancellation

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan or maintain its obligations in respect of any Letter of Credit:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Banking Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of £5,000,000) of the Available Facility. Any cancellation under this clause 9.2 shall reduce the Commitments of the Lenders rateably under the Facility.

9.3	Voluntary Prepayment

The Borrower to which a Utilisation has been made may, if it gives the Agent not less than three Banking Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of £5,000,000 or any larger sum which is an integral multiple of £1,000,000).

9.4	Right of repayment and cancellation in relation to a single Lender

9.4.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 14.2.3 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower under clause 14.3 (Tax indemnity) or clause 15.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

9.4.2	On receipt of a notice referred to in clause 9.4.1, the Commitments of that Lender shall immediately be reduced to zero.

9.4.3	On the last day of each Interest Period which ends after the Borrower has given notice under clause 9.4.1 (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in any relevant Utilisation.

9.5	Change of Control

9.5.1	Upon a Change of Control of the Borrower, each Lender shall give written notice to the Agent and the Borrower either:

(a)	requiring the Borrower to prepay all amounts outstanding to that Lender under or pursuant to the Facility (a “Prepayment Notice”); or

(b)	confirming its consent to such Change of Control (a “Confirmation Notice”),

in either case, on a date no later than that falling 30 days after receipt by the Agent of notice of such Change of Control (the “Decision Date”) (such notice to be sent to the Agent by the Borrower within 5 days of any Change of Control in any event).

A “Change of Control” shall occur if any person or group of persons acting in concert (other than the Original Ultimate Shareholder, any Subsidiary or the Holding Company of the Original Ultimate Shareholder, or any other Subsidiary of such Holding Company) acquire direct or indirect control of the Borrower;

“Control” has the meaning given to that term in section 840 of the Income and Corporation Taxes Act 1988; and

“acting in concert” has the meaning given to that term in the City Code on Takeovers and Mergers.

9.5.2	The Agent shall promptly notify the Lenders of any Change of Control to the extent that it is so notified in accordance with clause 9.5.1 above. Following such notification, each Lender may, in its absolute discretion, deliver a Prepayment Notice or a Confirmation Notice but any Lender which fails to deliver either such notice on or prior to the Decision Date shall be deemed to have given a Confirmation Notice in any event.

9.5.3	On delivery of a Prepayment Notice, the Commitments of the relevant Lender shall immediately be reduced to zero.

9.5.4	On the last day of each Interest Period which ends after a Lender delivers a Prepayment Notice in accordance with clause 9.5.1, the Borrower shall repay that Lender’s participation in any relevant Utilisation.

9.6	Restrictions

9.6.1	Any notice of cancellation or prepayment given by any Party under this clause 9 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.6.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.6.3	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid voluntarily may be reborrowed in accordance with the terms of this Agreement.

9.6.4	If, under clause 9 (Prepayment and cancellation) the Borrower elects to prepay the whole or any part of a Loan, the Borrower can further elect (by notice to the Agent no later than 10.00 a.m. on the date falling two Banking Days prior to which the prepayment would otherwise be due) to credit the amount to be prepaid to a Cash Collateral Account in the name of the Borrower on the date on which such prepayment would, but for this clause, be due to be made. Following any such election and provided the required payment is made to the Cash Collateral Account, the obligation to prepay the relevant Utilisation will not arise until the last day of the then current Interest Period or Term relative to the Utilisation to be repaid.

9.6.5	The Borrower authorises the Agent on behalf of the Obligors to withdraw monies from such Cash Collateral Account and apply such monies upon the occurrence of an Event of Default in respect of which a notice has been given pursuant to clause 22.2 (Acceleration), against any amounts due and payable under the Finance Documents.

9.6.6	Any prepayment of the Facility pursuant to clauses 9.1 (Illegality), 9.3 (Voluntary prepayment, 9.4 (Right of repayment and cancellation in relation to a single Lender) or 9.5 (Change of Control) shall include the discharge of LC Liabilities to the extent of the relevant Lender’s Relevant Proportion of the amount of the LC Liabilities outstanding at the relevant time.

9.6.7	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.6.8	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6.9	If the Agent receives a notice under this clause 9 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

10	Interest

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin from time to time;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

10.1.1	Calculation of Margin

The Margin in relation to any Loan, and the Letter of Credit fee for the purposes of clause 13.4.1 (Letter of Credit Fees), shall (subject to the proviso below) be the rate set out in column (1) below which corresponds to the ratio of Net Debt to EBITDA set out in column (2) below, EBITDA being calculated as the aggregate EBITDA for the two most recently preceding Half-Yearly Periods in respect of which a Compliance Certificate has been delivered to the Agent in accordance with clause 21.1.5(c) (Delivery of reports) and determined from the most recent such Compliance Certificate:

(1)	(2)
Rate (per cent. per annum)	Net Debt: EBITDA
1.125	greater than or equal to 3.00:1
0.90	Less than 3.00:1 and greater than or equal to 2.00:1
0.70	Less than 2.00:1 and greater than or equal to 1.00:1
0.60	Less than 1.00:1

provided that:

(a)	prior to the date upon which the Agent receives a Compliance Certificate relating to the Half-Yearly Period ending 30 June 2004, the Margin shall be 1.125 per cent. per annum in any event;

(b)	the Margin shall not fall below 0.70 per cent. per annum prior to the date falling three years after the date of this Agreement in any event; and

(c)	if the Borrower has failed to deliver a Compliance Certificate due under this Agreement within five days of its due date, the Margin shall be 1.125 per cent. per annum until such time as such Compliance Certificate is duly delivered in accordance with clause 21.1.5 (Delivery of reports).

For the avoidance of doubt, any change in Margin shall take effect immediately following delivery of a Compliance Certificate to the Agent in accordance with clause 21.1.5 (Delivery of reports).

10.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

10.3	Default interest

10.3.1
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilisation in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

10.3.2
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11	Interest Periods

11.1	Selection of Interest Periods

11.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

11.1.2	Subject to this clause 11, the Borrower may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Borrower and the Agent.

11.1.3	An Interest Period for a Loan shall not extend beyond the Termination Date.

11.1.4	Each Loan shall have one Interest Period only.

11.2	Non-Banking Days

If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

12	Changes to the calculation of interest

12.1	Absence of quotations

Subject to clause 12.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

12.2.1
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the applicable Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

12.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33 1/3 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

12.3	Alternative basis of interest or funding

12.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to clause 12.3.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4	Break Costs

12.4.1	The Borrower shall, within three Banking Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	Fees

13.1	Commitment fee

13.1.1	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate per annum of 45 per cent. of the Margin applicable on the day of payment of such fee on that Lender’s Available Commitment for the Availability Period.

13.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of any relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Arrangement fee

The Borrower shall pay to the Mandated Lead Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Letter of Credit Fees

13.4.1	The Borrower shall pay fees calculated on the aggregate daily Base Currency Amount of the LC Liabilities, as determined by the Agent at an annual rate equal to the applicable Margin, to the Agent for the account of each Lender.

13.4.2	The accrued Letter of Credit fees are payable in respect of each Letter of Credit on the last day of each successive period of three months (or such shorter period as shall end on the maturity date of such Letter or Credit) starting on the date of issue of such Letter of Credit. Accrued Letter of Credit fees are also payable on the cancelled amount of any Lender’s Commitment at the time that such cancellation is effective if that Commitment is cancelled in full and the Letters of Credit are prepaid or repaid in full.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

14	Tax gross up and indemnities

14.1	Definitions

14.1.1	In this clause 14 (Tax gross-up and indemnities):

“Bank Lender” means a Lender:

(a)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(b)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purposes of section 349 of the Taxes Act) at the time that such advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance.

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is (on the date a payment falls due):

(a)	beneficially entitled to the interest payable to it in respect of an advance under a Finance Document; and

(b)	a Bank Lender, a UK Lender or a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender who, by virtue of a double taxation agreement between the United Kingdom and the country of residence of that Lender, is (subject only to a prior direction given to the Borrower by the United Kingdom Inland Revenue following an application by that Lender) eligible to receive payments from the Borrower under this Agreement without any deduction in respect of Taxes and does not carry on a business in the United Kingdom through a permanent establishment with which such Lender’s participation in the Loan is effectively connected.

“UK Lender” means a person who is:

(a)	a company resident in the United Kingdom for tax purposes; or

(b)	a partnership each of whose members is a company so resident; or

(c)	a company not so resident in the United Kingdom for tax purposes, but which carries on a trade in the United Kingdom through a branch or agency which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act).

14.1.2	In this clause 14 (Tax gross-up and indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up

14.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2	The Borrower or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

14.2.3	If a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased, subject to clause 14.2.4 below, to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	An Obligor is not required to make an increased payment to a Lender under clause 14.2.3 above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date the relevant Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority; or

(b)
(i)	the relevant Lender is a UK Lender, or would have been a UK Lender were it not for any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or concession of any relevant taxing authority; and

(ii)	the Board of the Inland Revenue has given (and not revoked) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Obligor has notified that UK Lender of the precise terms of that notice; or

(c)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 14.2.7 below.

14.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction, provided that if a Treaty Lender is also a New Lender (as such term is defined in clause 23.1 (Assignment and transfers by the Lenders)) it shall be deemed, for the purposes of this clause 14.2.7 and clause 14.2.4(c) above, to have failed to comply with its obligations under this clause 14.2.7 if, following its assumption of obligations pursuant to clause 23 (Changes to the Lenders) (the date of such assumption being the “Accession Date”), it omits to file an application for relief under any applicable double taxation agreement with the relevant authorities in its country of residence, any such application to be filed by the date falling 30 days before the date upon which an interest payment next falls due or the Accession Date, whichever the later.

14.3	Tax indemnity

14.3.1	The Borrower shall (within three Banking Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Clause 14.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	with respect to any Tax assessed on the Agent, as a result of the failure by a Lender to satisfy on the due date of a payment of interest the condition set out in clause 25.15 (Lenders’ tax status confirmation); or

(c)	to the extent that a loss, liability or cost:

(i)	is compensated for by an increased payment under clause 14.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 14.2.4 applied.

14.3.3	A Protected Party making, or intending to make a claim pursuant to clause 14.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

14.3.4	A Protected Party shall, on receiving a payment from an Obligor under this clause 14.3, notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

14.5	Stamp taxes

The Borrower shall pay and, within three Banking Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax

14.6.1	All consideration payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document that Party shall pay to the Finance Party (in addition to and at the same time as paying that consideration) an amount equal to the amount of the VAT.

14.6.2	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

15	Increased costs

15.1	Increased costs

15.1.1	Subject to clause 15.3 (Exceptions) the Borrower shall, within three Banking Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

15.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

15.2.1	A Finance Party intending to make a claim pursuant to clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in clause 14.3.2 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.3.2	In this clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 14.1 (Definitions).

16	Other indemnities

16.1	Currency indemnity

16.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Banking Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Banking Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 27 (Sharing among the Lenders);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17	Mitigation by the Lenders

17.1	Mitigation

17.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of clause 9.1 (Illegality), clause 14 (Tax gross-up and indemnities) or clause 15 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Clause 17.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

17.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18	Costs and expenses

18.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the MLAs the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 28.9 (Change of currency), the Borrower shall, within three Banking Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs

The Borrower shall, within three Banking Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE

19	Guarantee and indemnity

19.1	Covenant to pay

Each Guarantor irrevocably and unconditionally jointly and severally guarantees to pay to the Agent, for the account of the Finance Parties, on demand by the Agent all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Borrower to the Finance Parties (or any of them) under or pursuant to the Finance Documents when the same become due for payment or discharge whether by acceleration or otherwise and whether such moneys are denominated in Sterling or in any Optional Currency.

19.2	Guarantors as principal debtors; indemnity

As a separate and independent stipulation, the Guarantors jointly and severally agree that if any purported obligation or liability of the Borrower which would have been the subject of this guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Borrower on any ground whatsoever whether or not known to the Finance Parties or any of them (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Borrower or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or Incapacity or any change in the constitution of the Borrower) the Guarantors shall nevertheless be jointly and severally liable to the Finance Parties in respect of that purported obligation or liability as if the same were fully valid and enforceable and such Guarantor was the principal debtor in respect thereof. The Guarantors hereby jointly and severally agree to keep the Finance Parties fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Borrower to perform or discharge any such purported obligation or liability.

19.3	No security taken by Guarantors

The Guarantors jointly and severally warrant that they have not taken or received, and undertake that until all the Guaranteed Liabilities have been paid or discharged in full, they will not take or receive, the benefit of any security from the Borrower or any other person in respect of their obligations under this guarantee.

19.4	Interest

Each Guarantor agrees to pay interest on each amount demanded of it under this guarantee from the date of such demand until payment (as well after as before judgment) at the rate specified in clause 10.3 (Default interest). Such interest shall be compounded at the end of each period determined for this purpose by the Agent in the event of it not being paid when demanded but without prejudice to the Lenders’ right to require payment of such interest.

19.5	Continuing security and other matters

This guarantee shall:

19.5.1	secure the ultimate balance from time to time owing to the Finance Parties by the Borrower and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

19.5.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Lenders or any of them or each MLA or the Agent; and

19.5.3	not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Agent or the MLAs or the Lenders or any of them dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

19.6	New accounts

If this guarantee ceases to be continuing for any reason whatsoever each Bank may nevertheless continue any account of the Borrower or open one or more new accounts and the liability of the Guarantors under this guarantee shall not in any manner be reduced or affected by any subsequent transactions or receipts or payments into or out of any such account.

19.7	Liability unconditional

The liability of each Guarantor shall not be affected nor shall this guarantee be discharged or reduced by reason of:

19.7.1	the Incapacity or any change in the name, style or constitution of any Obligor or any other person liable; or

19.7.2	any Finance Party granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of any other Obligor or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any other Obligor or any other person liable; or

19.7.3	any act or omission which would not have discharged or affected the liability of such Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate such Guarantor.

19.8	Collateral Instruments

No Finance Party shall be obliged to make any claim or demand on the Borrower or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to them or it before enforcing this guarantee and no action taken or omitted by any Finance Party in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of any Guarantor under this guarantee nor shall any Finance Party be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.

19.9	Waiver of Guarantors’ rights

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) each Guarantor agrees that, without the prior written consent of the Agent, it will not:

19.9.1	exercise its rights of subrogation, reimbursement and indemnity against any other Obligor or any other person liable; or

19.9.2	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due as a consequence of entering into this Agreement as a Guarantor or making a payment under this Agreement as a Guarantor, due to such Guarantor from any other Group Member or from any other person liable or demand or accept any Collateral Instrument in respect of the same or dispose of the same; or

19.9.3	take any step to enforce any right either against any other Obligor arising as a consequence of entering into this Agreement as a Guarantor or making a payment under this Agreement as a Guarantor or against any other person liable in respect of any Guaranteed Liabilities; or

19.9.4	claim any set-off or counterclaim against any other Obligor or any other person liable or claim or prove in competition with any Finance Party in the liquidation of any other Obligor or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Obligor or any other person liable or any other Collateral Instrument now or hereafter held by any Finance Party for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of any other Obligor on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Finance Parties and applied in or towards discharge of the Guaranteed Liabilities in accordance with the order set out in clause 28.5.1 (Partial payments).

19.10	Suspense accounts

Any money received in connection with this guarantee (whether before or after any Incapacity of any Obligor) may be placed to the credit of a suspense account with a view to preserving the rights of the Finance Parties to prove for the whole of their respective claims against any Obligor or any other person liable or may be applied in or towards satisfaction of the Guaranteed Liabilities in accordance with the order set out in clause 28.5.1 (Partial payments) save where such money is received pursuant to a demand by the Agent under clause 10.1 (Calculation of interest) and is in an amount equal to the sum demanded, in which case such money shall be applied in or towards satisfaction of the Guaranteed Liabilities in accordance with the order set out in clause 28.5.1 (Partial payments).

19.11	Settlements conditional

Any release, discharge or settlement between any Guarantor and the Finance Parties shall be conditional upon no security, disposition or payment to the Finance Parties by any Obligor or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Finance Parties shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

19.12	Guarantors to deliver up certain property

If, contrary to clauses 19.3 (No Security taken by Guarantors) or 19.4 (Interest), any Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Finance Parties and shall be delivered to the Agent on demand.

19.13	Retention of this guarantee

The Finance Parties shall be entitled to retain this guarantee after as well as before the payment or discharge of all the Guaranteed Liabilities for such period as the Agent may reasonably determine.

19.14	Changes in constitution or reorganisations of Lenders

For the avoidance of doubt and without prejudice to the provisions of clause 23 (Changes to the Lenders), this guarantee shall remain binding on the Guarantors notwithstanding any change in the constitution of the Finance Parties or any of them or their or its absorption in, or amalgamation with, or the acquisition of all or part of their or its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this guarantee shall remain valid and effective in all respects in favour of any successor in title of the Lenders, the Mandated Lead Arrangers and the Agent, any Substitute and any successor Agent appointed pursuant to clause 25.11 (Resignation of the Agent) in the same manner as if such successor in title, Substitute or successor Agent had been named in this guarantee as a party instead of, or in addition to, the relevant Lender or the relevant MLA or the Agent, as the case may be.

19.15	Other guarantors

Each Guarantor agrees to be bound by this guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to this Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Finance Parties or any of them.

19.16	Interpretation

References in this clause 19 to “this guarantee” shall be construed as including references to each separate or independent stipulation or agreement by the Guarantors contained in this clause 19 (Guarantee and indemnity).

19.17	Acceding Guarantors

19.17.1	The Borrower undertakes to procure that:

(a)	the aggregate turnover, fixed and current assets and the contribution to EBITDA of the Obligors at all times are equal to or more than 85 per cent. of the turnover, fixed and current assets and EBITDA of the Group (excluding for the avoidance of doubt the turnover and fixed and current assets of any Special Purpose Subsidiary), as determined by reference to the latest financial statements of the Obligors and the Group delivered to the Agent under clause 21.1.4 (Financial statements) provided that (i) no Special Purpose Subsidiary shall be required to become an Obligor pursuant to this clause 19.17.1 (Guarantee and Indemnity), and (ii) EBITDA shall be calculated in accordance with the Testing Accounting Principles;

(b)	each Group Member which is the holder of a Licence which is material in the context of the business, assets or financial condition of the Group (taken as a whole) is an Obligor; and

(c)	no Subsidiary of the Borrower which is not an Obligor shall issue, or give any guarantee in respect of, any Debt Instrument in a principal amount in excess of US$50,000,000 other than a Special Purpose Subsidiary in respect of Non-Recourse Liabilities.

19.17.2	The Borrower shall procure that such of its Subsidiaries which may be required to become an Obligor in order to comply with clause 19.17.1 (a), (b) or (c) enters into and delivers to the Agent a Deed of Guarantor Accession together with the documents and evidence set out in Schedule 7 (Documents and evidence to be delivered by Acceding Guarantors) in form and substance satisfactory to the Agent, in accordance with clauses 19.17.3 or 19.17.4 as appropriate.

19.17.3	Where a Subsidiary is required to become a Guarantor in order to comply with clause 19.17.1(a) or (b), the delivery to the Agent of the items referred to in clause 19.17.2 shall be effected within thirty days of the date of delivery of financial statements pursuant to clause 21.1.4 (Financial statements) demonstrating that the turnover, fixed and current assets or contribution to EBITDA of the Obligors in aggregate fell below 85 per cent. of the turnover, fixed and current assets or EBITDA of the Group or the relevant Group Member becoming the holder of a relevant Licence (as the case may be).

19.17.4	Where a Subsidiary is required to become a Guarantor in order to comply with clause 19.17.1(c) the delivery to the Agent of the items referred to in clause 19.17.2 shall be effected on or before the date on which such Subsidiary issues, or gives a guarantee in respect of, the relevant Debt Instrument.

19.17.5	The Agent may at the written request of the Borrower permit the extension of any period referred to in clause 19.17.3 for such further period as the Agent shall consider appropriate (acting reasonably), where the Borrower provides confirmation satisfactory to the Agent that, by virtue of either the need to comply with legal requirements in one or more relevant jurisdiction(s), or the need to obtain consent of a third party to the entry into the Deed of Guarantor Accession, the time period imposed in clause 19.17.3 cannot be complied with. At the same time as making any such request, the Borrower shall submit to the Agent details of the relevant legal requirements or requisite third party consent(s) together with details of the steps taken and proposed, to comply with such requirement or to obtain such consent.

19.17.6	The Borrower may request the Agent in writing to, and the Agent, acting in accordance with the instructions of the Majority Lenders, shall extend any of the periods referred to in clauses 19.17.3 and 19.17.4.

19.18	Release of Guarantors

If any Guarantor is no longer required to be an Obligor in order to comply with clause 19.17.1 the Borrower may by written notice to the Agent require that such Guarantor be released from its obligations under this Agreement as a Guarantor. The Finance Parties agree to execute such documentation as the relevant Guarantor may reasonably require to effect its release as a Guarantor from the terms of this Agreement provided that the Agent (acting reasonably) is satisfied that the obligations of the other Obligors under this Agreement and of the parties to any Deed of Subordination will remain in full force and effect notwithstanding such release and such other Obligors undertake to execute such documentation as the Agent may reasonably require in connection therewith.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20	Representations

20.1	Representations and warranties

Each Obligor represents and warrants to each Finance Party (the Borrower in respect of itself and its Subsidiaries, and each other Obligor in respect of itself only) that:

20.1.1	Due incorporation of the Borrower

the Borrower is duly incorporated and validly existing under the laws of England and Wales as a limited liability company and has power to carry on its business as it is now being conducted and to own its property and other assets;

20.1.2	Due incorporation of the Guarantors

each Guarantor is duly incorporated and validly existing under the laws of the country of its incorporation as a limited liability company and has power to carry on its business as it is now being conducted and to own its property and other assets;

20.1.3	Corporate power to borrow or guarantee

each Obligor has power to execute, deliver and perform its obligations under the Finance Documents and each Group Member has power to execute, deliver and perform its obligations under any Deed of Subordination to which it is a party and (in the case of the Borrower) to borrow the Commitments; all necessary corporate, shareholder and other action has been taken by each Obligor and each other relevant Group Member to authorise the execution, delivery and performance of the same and no limitation on the powers of any Obligor to borrow or give guarantees will be exceeded as a result of borrowings under this Agreement or as a result of the giving of the guarantee contained in this Agreement;

20.1.4	Binding obligations

the Finance Documents and any Deed of Subordination constitute valid and legally binding obligations of, in the case of the Finance Documents, each Obligor and, in the case of any Deed of Subordination, each Group Member party thereto enforceable in accordance with their respective terms to the extent permitted by applicable law;

20.1.5	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents and any Deed of Subordination by, in the case of the Finance Documents, each Obligor and, in the case of any Deed of Subordination, each Group Member party thereto will not (i) contravene, in any material respect any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which such Obligor or Group Member is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which such Obligor or Group Member is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of such Obligor’s or Group Member’s Memorandum and Articles of Association or equivalent constitutional documents or (iv) result in the creation or imposition of or oblige any Obligor or any of its Subsidiaries to create any Encumbrance on any of such Obligor’s or any of its Subsidiaries’, undertakings, assets, rights or revenues;

20.1.6	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by each Obligor to authorise,

or required in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents by each Obligor or any Deed of Subordination by each Group Member party thereto or the performance by each Obligor of its respective obligations under the Finance Documents or by each relevant Group Member of its respective obligations under any Deed of Subordination to which it is a party, has been obtained or made and is in full force and effect in all material respects and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

20.1.7	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents and any Deed of Subordination that any such document or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Finance Documents or any Deed of Subordination and the Finance Documents and any Deed of Subordination are in proper form for their enforcement in the courts of each Relevant Jurisdiction;

20.1.8	No litigation

save as set out in the Disclosure Letter, no litigation, arbitration or administrative proceeding is:

(a)	taking place; or

(b)	to the knowledge of the Executive Officers of each Obligor, pending or threatened,

against such Obligor or, where such Obligor is the Borrower, such Obligor or any of its Subsidiaries, and in any such case which is reasonably likely to have a material adverse effect on the business, assets or financial condition of the Group (taken as a whole);

20.1.9	No Default

no Default has occurred and is continuing;

20.1.10	Financial statements of the Obligors correct and complete

(a)	the audited financial statements of the Obligors, and the audited consolidated financial statements of the Group, in respect of the financial year ended on 30 June 2002; and

(b)	the consolidated financial statements of the Group, in respect of the Half Yearly Period ended on 31 December 2002,

each as respectively delivered to the Agent, have been prepared in accordance with the Original Accounting Principles which have been consistently applied and present fairly and accurately the financial position of each Obligor and the consolidated financial position of the Group respectively as at such dates, and the results of the operations of each Obligor and the consolidated results of the operations of the Group respectively for the financial year and Half Yearly Period ended on such dates. As at 30 June 2002 no Group Member had any liabilities (contingent or otherwise) or any unrealised or unanticipated losses which are not disclosed by, or reserved against or provided for in, such audited financial statements which would have a material adverse effect on the financial position of the Group as set out in such audited financial statements;

20.1.11	No material adverse change

there has been no material adverse change in the financial position of the Obligors or the consolidated financial position of the Group from that set forth in the financial statements referred to in clause 20.1.10 which would have a material adverse effect on the ability of the

Obligors (taken as a whole) to perform all or any of their obligations under the Finance Documents;

20.1.12	Information Memorandum

to the best of its knowledge and belief, having made all reasonable and careful enquiries:

(a)	all factual information prepared or approved by the Borrower for the purposes of the Facility that has been made available to each Mandated Lead Arranger, any Lender or potential Lender in connection with the Facility was, on the date on which it was supplied, complete and correct in all material respects and does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made; and

(b)	the amounts set out in the financial projections and forecasts contained in table 4-1 (Summary Forecasts) of section 4 of the Information Memorandum (which have been prepared by the Mandated Lead Arrangers on the basis of equity analysts’ forecasts) do not differ in any material respect from the equivalent amounts contained in the financial projections and forecasts prepared by the Borrower for its own internal purposes; and

(c)	the sensitivities described in “sensitised cases A and B”, as contained in tables 4-13 and 4-17 (Sensitivities) of section 4 of the Information Memorandum, reasonably reflect those sensitivities that the Borrower would consider appropriate if currently preparing sensitised financial projections for its own internal purposes, it being understood that all financial projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that projections will be realised.

20.1.13	Choice of law

the choice by the Obligors of English law to govern this Agreement and the submission by each relevant Guarantor to the non-exclusive jurisdiction of the English courts are valid and binding;

20.1.14	Deduction of Tax

as at the date of this Agreement, it is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document;

20.1.15	Compliance with consents and licences

(a)	every consent, authorisation, licence or approval required by any Group Member (including the Licences and those required under or pursuant to any Broadcasting Law) in connection with the conduct by any Group Member of its business and the ownership, use, exploitation or occupation of its property and assets has been obtained and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same (save in each case, where the failure to obtain the same or maintain the same in full force and effect or such breach (as the case may be) would not or is reasonably likely not to have a material adverse effect on the business, assets or financial condition of the Group (taken as a whole)); and

(b)	to the knowledge of the Executive Officers of the relevant Obligor no circumstances have arisen whereby any remedial action is reasonably likely to be required to be taken by, or at the expense of, such Group Member under or pursuant to any law or regulation (including, without limitation, any Broadcasting Law) applicable to the business, property or assets of the Group (save in each case, where the failure to take such remedial action would not or is reasonably likely to not have a material adverse effect on the business, assets or financial condition of the Group (taken as a whole));

20.1.16	Copyright matters

no Obligor has any knowledge, nor is it aware of any claim, that it or any of its Subsidiaries is or may be liable to any person for any copyright infringement of any nature whatsoever as a result of the operation of its business which liability would or is reasonably likely to have a material adverse effect on the ability of the Obligors and any other relevant Group Member (taken as a whole) to perform all or any of their obligations under or otherwise to comply with the terms of the Finance Documents and any Deed of Subordination to which any of them is a party;

20.1.17	Broadcasting Laws

the Borrower and its Subsidiaries comply in all material respects and have at all times so complied with all applicable Broadcasting Laws save where the failure to do so would not have a material adverse effect on the ability of the Obligors and any other relevant Group Members (taken as a whole) to perform all or any of their obligations under the Finance Documents and any Deed of Subordination to which any of them is a party; and

20.2	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor,

but so that the representation and warranty in clause 20.1.10 (Financial statements of the Obligors correct and complete) shall for this purpose refer to the then latest financial statements of each Obligor and consolidated financial statements of the Group verified by the auditors of the Group (as relevant), as if the reference to “Original Accounting Principles” were to the Reporting Accounting Principles and delivered to the Agent under clause 21.1.4 (Financial statements).

21	General undertakings

21.1	Positive undertakings

Each Obligor undertakes with each of the Lenders and the Agent that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitments remains outstanding, it will:

21.1.1	Notice of Default

promptly inform the Agent of any occurrence of which it becomes aware which is reasonably likely to affect materially adversely its ability to perform its obligations under the Finance Documents and of any Default forthwith upon becoming aware thereof and (in the case of the Borrower), if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing. For the purposes of this clause 21.1.1 an Obligor shall be deemed to be aware of any matter if, (and only if) any of its Executive Officers are aware of the same;

21.1.2	Consents and licences

without prejudice to clauses 5 (Conditions of Utilisation) and 20.1.11 (No material adverse change):

(a)	obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts necessary or desirable under applicable law, save where failure to do so would not have a material adverse effect on the due performance by the Obligors and any other relevant Group Member (taken as a whole) of all or any of their obligations under the Finance Documents and any Deed of Subordination to which any of them is a party; and

(b)	do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all its or any of its Subsidiaries’ obligations under the Finance Documents and any Deed of Subordination to which any of them is a party;

21.1.3	Pari passu

ensure that its obligations under the Finance Documents shall, without prejudice to the provisions of clause 21.2 (Negative undertakings), at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness, with the exception of any obligations which are mandatorily preferred by law and not by contract;

21.1.4	Financial statements

(a)	prepare annual financial statements and (in the case of the Borrower only) prepare annual consolidated financial statements, each in accordance with the Reporting Accounting Principles, and cause the same to be reported on by their respective auditors; and

(b)	(in the case of the Borrower only) prepare unaudited financial statements and unaudited consolidated financial statements for the Group in respect of each Half-Yearly Period on the same basis as the statements referred to in (a) above (for the avoidance of doubt including a statement of Total Debt and reasonable details of the calculation thereof (such calculation to be made in accordance with the Testing Accounting Principles) so as to enable the Lenders to determine compliance or otherwise with the undertakings contained in this Agreement and including details of the outstanding amount of any Subordinated Loan); and

(c)	respectively deliver sufficient copies of the statements referred to in (a) and (b) above to the Agent for distribution to all the Lenders as soon as practicable but not later than 150 days (in the case of audited financial statements) or 75 days (in the case of unaudited financial statements) after the end of the financial period to which they respectively relate provided that if the Agent shall not have received such financial statements within the relevant period, it shall notify the Borrower accordingly, whereupon the Borrower shall deliver such statements to the Agent within three Banking Days of the date of notification.

21.1.5	Delivery of reports

deliver to the Agent, for distribution to the Lenders, sufficient copies for all the Lenders of each of the following documents, in each case at the time of issue thereof or (in the case of the certificate referred to in clause 21.1.5(c)) together with the financial statements prepared pursuant to clause 21.1.4 (Financial statements) in respect of the financial period to which such certificate relates:

(a)	(in the case of the Borrower only) every report, circular, notice or like document which the Borrower is required by law to send to its shareholders;

(b)	(in the case of each Obligor) every report, circular, notice or like document issued by such Obligor to its creditors generally; and

(c)	(in the case of the Borrower only) a Compliance Certificate from the Chief Financial Officer or another director of the Borrower stating that the Borrower as at the date of its latest consolidated financial statements (whether audited or unaudited) and on the basis of such statements, was in compliance with the covenants and undertakings in clauses 19.17.1(a) (Acceding Guarantors) and 21.3 (Financial undertakings) (or if it was not in compliance indicating the nature and extent of the breach);

21.1.6	Provision of further information

(in the case of the Borrower only) provide the Agent with such financial and other information concerning the Borrower and its Subsidiaries and their respective affairs as the Agent or any Bank (acting through the Agent) may from time to time reasonably require and provide the Agent with details of any proposed changes to the corporate structure of the Group involving any Obligor and which are material in the context of the Facility prior to the same becoming effective;

21.1.7	Insurance

(in the case of the Borrower only) insure or procure the insurance of all its properties and fixed assets and procure that all the properties and fixed assets of each of its Subsidiaries are insured, and take out or procure the taking out of such other insurance, in all cases with underwriters or insurance companies of repute, to such extent and against such risks as prudent companies engaged in businesses similar to those of the Borrower or the relevant Subsidiary (as the case may be), normally insure including, without limitation, business interruption insurance;

21.1.8	Compliance with laws and regulations

(in the case of the Borrower only) comply, and procure that its Subsidiaries comply, in all material respects, with the terms and conditions of all laws, regulations, agreements, licences and concessions necessary or desirable in relation to the carrying on of its business (including, without limitation, Broadcasting Laws) save where the failure so to do would not have a material adverse effect on the ability of the Obligors and any other relevant Group Members (taken as a whole) to perform all or any of their obligations under the Finance Documents and any Deed of Subordination to which any of them is a party;

21.1.9	Environmental matters

(in the case of the Borrower) comply, and procure that its Subsidiaries comply, in all material respects with all material requirements of Environmental Law applicable to the Borrower and its Subsidiaries to the extent prudent in the context of the Group’s business and without entailing excessive cost and promptly notify the Agent of any remedial action required as a result of the enforcement of any Environmental Law, to be taken by, or at the expense of, the Borrower, or any of its Subsidiaries under or pursuant to any Environmental Law applicable to the business, property or assets of the Borrower or any of its Subsidiaries, the cost of which will exceed £5,000,000; and

21.2	Negative undertakings

Each Obligor undertakes with each of the Lenders and the Agent that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitments remains outstanding, without the prior written consent of the Agent acting on the instructions of the Majority Lenders:

21.2.1	Negative pledge

it will not permit, and will procure that none of its Subsidiaries permits, any Encumbrance to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness of the Group or any other person, provided that any Obligor and its respective Subsidiaries may permit to subsist:

(a)	Encumbrances which secure Indebtedness in aggregate at any time outstanding of not more than £50,000,000 (or its equivalent) over:

(i)	assets acquired after the date of this Agreement or over the assets of companies which become Group Members after such date, which, in each case, were in existence before the date of acquisition of the asset or Group Member concerned and were not created in contemplation of such acquisition, provided that the amount secured by any such Encumbrance is not increased and that such Encumbrances are not increased or extended to other assets of any Group Member; and

(ii)	any asset or Investment acquired by any Group Member after the date of this Agreement and created at the time of such acquisition to secure payment of the purchase price of such asset or Investment or to secure any Indebtedness incurred for the purpose of financing such acquisition, provided that (A) the Indebtedness so secured does not exceed the acquisition cost of such asset or Investment, (B) such Encumbrances are not increased or extended to other assets of any Group Member and (C) any such Encumbrance is released within six months of the date of acquisition of the asset.

For the purposes of this paragraph “Investment” means the entire issued share capital of any company or corporation or all of the assets, property or business of any company or corporation or any assets that constitute a division or operating unit of the business of any company or corporation;

(b)	Encumbrances where the benefit of such Encumbrance or such other Encumbrance as the Agent considers equivalent thereto is at the same time extended equally and rateably to the obligations of the Obligors under this Agreement to the satisfaction of the Agent;

(c)	Encumbrances by Group Members over assets the aggregate value of which does not exceed £300,000,000 less (if the Group or any member of it has effected any Permitted Securitisation) the value (without double-counting) of all assets, loans, disposals and Encumbrances which form part of any Permitted Securitisation, provided that for these purposes the value of an asset shall be determined as at the time of the creation of the Encumbrance or the occurrence of any relevant Permitted Securitisation;

(d)	Encumbrances by, or over the share capital of, a Special Purpose Subsidiary in respect of Non-Recourse Liabilities of that Special Purpose Subsidiary;

(e)	Encumbrances granted in favour of the Finance Parties (or any of them) over any Cash Collateral Account; and

(f)	Encumbrances approved by the Agent (acting on the instructions of the Majority Lenders);

21.2.2	Disposals

save where such disposal is

(a)	pursuant to a Permitted Securitisation;

(b)	the disposal of any interest of any Group Member in a Special Purpose Subsidiary; or

(c)	the disposal by a Special Purpose Subsidiary of any of its undertaking, assets, rights or revenues,

it will not and, in the case of the Borrower, will procure that no Group Member will in any financial year lend any asset other than as permitted under clause 21.2.3 (Loans and guarantees) or sell, transfer, or otherwise dispose of or cease to exercise direct control over any part of its present or future undertaking, assets, rights or revenues (whether by one or a series of transactions related or not and other than in any such case to any other Group Member (other than a Special Purpose Subsidiary)), which:

(A)	directly or indirectly generated 15 per cent. or more of (i) the consolidated turnover for the Group for the previous financial year, or (ii) EBITDA for the Group for the previous financial year, or

(B)	which represented 15 per cent. or more of fixed and current assets of the Group as at the last day of the previous financial year,

all, if so requested by the Lenders, as separately certified by the Group’s auditors, and in any event as shown in the consolidated audited financial statements of the Group for the previous financial year delivered to the Agent under this Agreement, but after having made such adjustments as may be appropriate in the opinion of the Group’s auditors in order that all such amounts are calculated in accordance with the Testing Accounting Principles;

21.2.3	Loans and guarantees

it will not, and will procure that none of its Subsidiaries will:

(a)	make any loans (other than:

(i)	the lending of cash or assets pursuant to any Permitted Securitisation,

(ii)	the lending of cash or assets to another Group Member other than any Special Purpose Subsidiary provided that, in relation to any such loan of an asset, the relevant loan shall be on a short-term basis renewable only with the consent of the relevant lender; or

(iii)	a loan to any Obligor),

(b)	grant any credit (save for normal trade credit in the ordinary course of business), or

(c)	give any guarantee to or for the benefit of any person (other than a guarantee relating solely to performance obligations of another Group Member other than any Special Purpose Subsidiary)

if, on (and as at) the date upon which any such loan is made, such credit is granted or such guarantee is given, the ratio of Net Debt (calculated in accordance with the Testing Accounting Principles and taking into account the relevant loan, credit or guarantee) to EBITDA (calculated in accordance with the Testing Accounting Principles as the aggregate EBITDA for the two most recently preceding Half Yearly Periods in respect of which a Compliance Certificate has been delivered to the Agent in accordance with clause 21.1.5(c) (Delivery of reports)) would exceed the ratio set out in clause 21.3.1 (Net Debt: EBITDA) against the period during which such loan is to be made, such credit is to be granted or such guarantee is to be given;

21.2.4	Change in nature of business

it will not and will procure that none of its Subsidiaries as at the date of this Agreement makes any material change to the nature or diversification of the businesses of the Group (taken as a whole) from that of the businesses of (i) broadcasting (including the acquisition, production and sale of programming content, entertainment, advertising, broadcasting technology and data and interactive services) by any distribution means, (ii) any and all media (including multimedia and the internet), (iii) sporting activities, (iv) telecommunications and (v) installation of products associated with any of the businesses referred to in (i) to (iv) above and (vi) other businesses related to the businesses at (i) to (v) above;

21.2.5	Indebtedness

it will not, and will procure that none of its Subsidiaries will, create, assume, incur or otherwise permit to be outstanding any Indebtedness (other than;

(a)	under this Agreement;

(b)	in respect of any Subordinated Loan,

(c)	in respect of Indebtedness provided by another Group Member; or

(d)	in respect of Indebtedness raised by a Special Purpose Subsidiary in respect of its Non-Recourse Liabilities),

if, on (and as at) the date upon which such Indebtedness becomes outstanding the ratio of Net Debt (calculated in accordance with the Testing Accounting Principles and taking into account the relevant Indebtedness) to EBITDA (calculated in accordance with the Testing Accounting Principles as the aggregate EBITDA for the two most recently preceding Half Yearly Periods in respect of which a Compliance Certificate has been delivered to the Agent in accordance with clause 21.1.5(c) (Delivery of reports)) would exceed the ratio set out in clause 21.3.1 (Net Debt: EBITDA) against the period during which such Indebtedness is to become outstanding, unless:

(i)	the Agent, (acting on the instructions of the Majority Lenders) has approved the terms of such Indebtedness; or

(ii)	the provider of such Indebtedness and the relevant Group Member have first entered into such subordination and priority arrangements in relation to such Indebtedness as the Agent (acting on the instructions of the Majority Lenders) may require and delivered to the Agent such evidence as it may reasonably require that such arrangements are legal, valid and binding on such provider and the relevant Group Member.

21.3	Financial undertakings

The Borrower undertakes with each Finance Party that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and while all or any part of the Commitments remain outstanding it will ensure that:

21.3.1	Net Debt: EBITDA

on the last day of each Half Yearly Period of the Group falling during the period set out in column (1) below, the ratio of Net Debt (taking into account the amount of any Utilisation due to be made or repaid on such day) to EBITDA (EBITDA being calculated as the aggregate EBITDA for (x) such Half-Yearly Period and (y) the immediately preceding Half Yearly Period as determined in accordance with a Compliance Certificate delivered to the Agent in accordance with 21.1.5(c) (Delivery of reports)), does not exceed the ratio set against the relevant period in column (2) below:

(1)	(2)
Period	Ratio

From (and including) the date of this Agreement to (and including) 30 June 2003	4.00:1
1 July 2003 — 31 December 2003	3.50:1
1 January 2004 — 30 June 2004	3.00:1
Thereafter	3.00:1

21.3.2	Interest Cover

on the last day of each Half Yearly Period of the Group falling during the period set out in column (1) below the ratio of EBITDA to Consolidated Interest Charges (calculated in each case as the aggregate amounts for (x) such Half-Yearly Period and (y) the immediately preceding Half Yearly Period as determined in accordance with a Compliance Certificate delivered to the Agent in accordance with clause 21.1.5(c) (Delivery of reports)), shall not be less than the ratio set against the relevant period in column (2) below:

(1)	(2)
Period Ending	Ratio

From (and including) the date of this Agreement to (and including) 30 June 2003	3.00:1
1 July 2003 — 31 December 2003	3.50:1
Thereafter	3.50:1

21.4	Auditors certificate

If at any time the Majority Lenders consider that any figure set out in any Compliance Certificate is not correct, they shall be entitled within 30 days of the date of the delivery of such Compliance Certificate to the Agent pursuant to clause 21.1.5 (Delivery of reports) to require the Agent to notify the Borrower accordingly. The Borrower and the Agent shall arrange to meet to discuss such inaccuracy within 14 days of the date of such notification with a view to reviewing the figures and remedying such inaccuracy. In the event that such inaccuracy is not resolved to the satisfaction of the Majority Lenders or if no such meeting is held within the specified 14 day period, the Agent may at any time after the date of such meeting or, as the case may be, after the expiry of the said 14 day period call for a certificate from the auditors of the Group as to such figure. For such purposes the Group’s auditors shall act as independent experts and not as arbiters and every such certificate shall be addressed to the Agent (on behalf of the Lenders) and be at the expense of the Borrower. If the Majority Lenders call for such a certificate, all calculations under this Agreement by reference to the relevant figure shall (i) until the Group’s auditors deliver the relevant certificate under this clause 21.4 (Auditors certificate) be made by reference to the figure set out in the relevant Compliance Certificate delivered to the Agent under this Agreement and (ii) following the delivery by the Group’s auditors of a certificate under this clause 21.4 (Auditors certificate) be made by reference to such certificate and the Borrower undertakes forthwith to take all action, including, without limitation, the prepayment of all or part of any Utilisation so as to procure that all action hereunder taken on the basis of the relevant Compliance Certificate, which on the basis of such auditors certificate is incorrect and would not have been permitted, is reversed.

21.5	Testing Accounting Principles

21.5.1	Each amount calculated in respect of the Financial Definitions pursuant to clauses 21.3 (Financial undertakings) and 21.4 (Auditors certificate) shall be calculated in accordance with the Testing Accounting Principles.

21.5.2	To the extent that the Borrower (or any other member of the Group) adopts any new accounting policy or changes the consistency of application of its accounting principles from the Original Accounting Principles, the Borrower shall notify the Agent and, if required by the Agent (acting on the instructions of the Majority Lenders) or the Borrower, the parties shall negotiate in good faith to amend clause 21.3 (Financial Undertakings) and/or the Financial Definitions (or any of them) as required by the Agent in order for it to be able to make the same judgments as to the financial performance of the Group as it was able to make under the accounting policy or practice which applied immediately before the adoption of the revised policy or practice. If such negotiations are not concluded to the satisfaction of the Agent within 30 days, the Borrower agrees that it will either:

(a)	provide financial statements prepared on the same basis as before; or

(b)	provide financial statements prepared under the revised policy or practice but containing a statement reconciling the treatment of such statements under the accounting policy or practice which applied before adoption of the revised policy or practice with the treatment of such statements under the then current accounting policy in order that the Agent may make the same judgments as to the financial performance of the Group as it was able to make under the accounting policy or practice which applied immediately before the adoption of such revised policy or practice.

If:

(i)	the Borrower has agreed with the Agent amendments to clause 21.3 (Financial Undertakings) and/or the Financial Definitions in accordance with this clause 21.5.2, then the Testing Accounting Principles shall be the revised policy or practice adopted by the Borrower which resulted in such agreement; or

(ii)	the Borrower has not agreed with the Agent amendments to clause 21.3 (Financial Undertakings) and/or the Financial Definitions in accordance with this clause 21.5.2, then the Testing Accounting Principles shall be the Testing Accounting Principles which applied before adoption of the revised policy or practice adopted by the Borrower.

22	Events of Default

22.1	Events of default

Each of the events and circumstances set out below is an Event of Default (whether or not caused by any reason outside the control of any Obligor):

22.1.1	Non-payment: the Borrower fails to pay any sum due from it pursuant to the Finance Documents in Sterling or the relevant Optional Currency, at the time and in the manner stipulated in any relevant Finance Document except where the failure to pay any such sum is due solely to technical or administrative delays in the transmission of funds and such sum is paid in full within three Banking Days after the due date for payment; or

22.1.2	Breach of certain obligations: the Borrower or any Guarantor commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 21.1.3 (Pari passu), 21.1.4 (Financial statements), 21.1.5(b) (Delivery of reports), 21.2 (Negative undertakings) or 21.3 (Financial undertakings); or

22.1.3	Breach of other obligations: any Group Member commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it pursuant to the Finance Documents (other than breaches referred to in clauses 22.1.1 (Non-payment) and 22.1.2 (Breach of certain obligations)) or any Subsidiary fails to become an Acceding Guarantor in accordance with clause 19.17 (Acceding Guarantors), and, in respect of any such breach or omission which in the opinion of the Majority Lenders, acting reasonably, is capable of remedy, such action as the Agent may require shall not have been taken within 28 days of the Agent notifying the relevant Group Member of such default and of such required action; or

22.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Obligor in or pursuant to this Agreement or in any notice, certificate or statement referred to in or delivered under this Agreement is or proves to have been incorrect or misleading in any material respect; or

22.1.5	Cross-default: any Indebtedness of any Group Member is not paid when due or within any originally applicable grace period or becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due or any creditor of any Group Member becomes entitled (other than a creditor who is entitled in accordance with the original terms on which such Indebtedness was made available to demand immediate repayment of such Indebtedness at any time) to declare any such Indebtedness due and payable being, in any such case, an amount, or aggregate amount at any one time, of not less than £25,000,000 when aggregated with any amount under any Hedging Arrangements to which clause 22.1.6 (Hedging Default) applies provided that the non-payment of Indebtedness due in respect of any Subordinated Loan for so long as the relevant Group Member is prohibited from paying by virtue of any Deed of Subordination shall not constitute an Event of Default under this clause 22.1.5; or

22.1.6	Hedging Default: any Group Member commits any breach or omits to observe any of its obligations or undertakings expressed to be assumed by it under any Hedging Arrangements of an amount or aggregate amount, at one time, of not less than £25,000,000 when aggregated with any Indebtedness to which clause 22.1.5 (Cross default) applies which breach or omission amounts to an event of default or an event entitling the relevant counterparty to terminate such Hedging Arrangements (howsoever described); or

22.1.7	Legal process: (i) any judgment or order made against any Group Member is not stayed or is not complied with within such period as may be designated in such judgment or order for compliance, or if no period is so designated, within 14 days, or (ii) a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Group Member and is not discharged within 14 days and (in each case) the same is in respect of claims in aggregate at any one time of not less than £15,000,000; or

22.1.8	Insolvency: any Group Member is deemed unable or admits inability to pay its debts as they fall due pursuant to sections 123(1)(a), (b) or (e) or (2) of the Insolvency Act 1986; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or suffers the declaration of a moratorium in respect of any of its indebtedness; or

22.1.9	Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up any Group Member (not being a petition which the Borrower can demonstrate to the satisfaction of the Agent, by providing an opinion of leading counsel to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which such Group Member has a good defence and which is being vigorously contested by such Group Member) or an order is made or resolution passed for the winding up of any Group Member or a notice is issued convening a meeting for the purpose of passing any such resolution other than (A) pursuant to a solvent reorganisation previously approved in writing by the Majority Lenders, or (B) in relation to the solvent winding up of any Group Member other than any Obligor; or

22.1.10	Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Group Member or any such petition or other step is imminent or an administration order is made in relation to any Group Member; or

22.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed of any Group Member or any part of their respective assets and/or undertakings or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Group Member; or

22.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Group Member or by any of their respective creditors (other than the Finance Parties or any Finance Party) with a view to proposing any kind of composition, compromise or arrangement involving such company and its creditors generally; or

22.1.13	Analogous proceedings: there occurs, in relation to any Group Member, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their respective assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 22.1.7 (Legal process) to 22.1.12 (Compositions) (inclusive) or any Group Member otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

22.1.14	Cessation of business: any Group Member suspends or ceases or threatens to suspend or cease to carry on its respective business other than (A) pursuant to a solvent reorganisation previously approved in writing by the Majority Lenders or (B) in relation to the solvent winding up of any Group Member other than any Obligor; or

22.1.15	Seizure: all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, any Group Member are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

22.1.16	Unlawfulness: it becomes unlawful at any time for any Group Member to perform all or any of its obligations under the Finance Documents or any Deed of Subordination to which it is a party; or

22.1.17	Repudiation: any Obligor repudiates any Finance Document, or any relevant Group Member repudiates any Deed of Subordination to which it is a party, or, in the case of an Obligor, does or causes or permits to be done any act or thing evidencing an intention to repudiate any Finance Document or, in the case of any relevant Group Member, any Deed of Subordination to which it is a party; or

22.1.18	Material adverse change: there occurs a material adverse change in the financial condition or operations of the Group by reference to the audited financial statements referred to in clause 20.1.10 (Financial statements of the Obligors correct and complete) (as repeated from time to time) which would have a material adverse effect on the ability of the Obligors (taken as a whole) to perform all or any of their obligations under the Finance Documents; or

22.1.19	Obligations of any Guarantor ceasing to be effective: save to the extent set out in the qualifications to any legal opinion delivered to the Agent in accordance with clause 5.1 (Initial conditions precedent) or clause 19.17 (Acceding Guarantors), the obligations of any Guarantor under the Finance Documents become invalid, ineffective or unenforceable for any reason and such Guarantor is not replaced in accordance with clause 19.17 (Acceding Guarantors) to ensure on-going compliance with, inter alia, clause 19.17.1; or

22.1.20	Licences: any of the Licences are not granted or are suspended, revoked, cancelled, withdrawn, terminated, expired and are not renewed or otherwise cease to be in full force and effect, which event or circumstance would have a material adverse effect on the ability of the Obligors and any other relevant Group Member (taken as a whole) to perform all or any of their obligations under the Finance Documents and any Deed of Subordination to which any of them is a party, provided that there shall not be an Event of Default solely by reason of (A) any of the events or circumstances described in clause 22.1.5 (Cross default), 22.1.6 (Hedging default), 22.1.7 (Legal process), 22.1.8 (Insolvency), 22.1.9 (Winding up), 22.1.10 (Administration), 22.1.11 (Appointment of receivers and managers), 22.1.12 (Compositions), 22.1.13 (Analogous proceedings), 22.1.14 (Cessation of business), 22.1.15 (Seizure) or 22.1.18 (Material adverse change) taking place with respect to (i) a Special Purpose Subsidiary or (ii) any other Subsidiary of the Borrower which is not an Obligor unless (in the case of (ii) only), in the reasonable opinion of the Majority Lenders, the ability of the Obligors and any other relevant Group Member (taken as a whole) to perform all or any of their respective obligations under, or otherwise to comply in all material respects with the terms of, the Finance Documents and any Deed of Subordination to which any of them is a party, shall be materially and adversely affected or (B) the enforcement of any Encumbrance over the share capital of a Special Purpose Subsidiary.

22.2	Acceleration

The Agent may and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, at any time after the happening of an Event of Default so long as the same is continuing by notice to the Borrower declare that:

22.2.1	the obligation of each Lender to make its Commitment available shall be terminated, whereupon the Commitments shall be reduced to zero forthwith; and/or

22.2.2	declare that full cash cover in respect of each Letter of Credit is immediately due and payable, whereupon it shall become immediately due and payable; and/or

22.2.3	all outstanding Utilisations and all interest, fees and commitment commission accrued and all other sums payable under the Finance Documents have become immediately due and payable or have become due and payable on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become so due and payable.

22.3	Demand basis

If, pursuant to clause 22.2 (Acceleration), the Agent declares all outstanding Utilisations to be due and payable on demand then, at any time thereafter, the Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrower (i) call for repayment of the Loans and the discharge of the LC Liabilities on such date as may be specified in such notice (provided that any such date so specified shall not be a date earlier than the date of such notice) whereupon the Loans and the LC Liabilities shall become due and payable (and/or as appropriate, due for discharge) on the date so specified together with all interest and commitment commission accrued and all other sums payable under the Finance Documents or (ii) withdraw such declaration with effect from the date specified in such notice.

SECTION 9
CHANGES TO PARTIES

23	Changes to the Lenders

23.1	Assignments and transfers by the Lenders

Subject to this clause 23 (Changes to Lenders), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution (the “New Lender”).

23.2	Conditions of assignment or transfer

23.2.1	The consent of the Borrower is required for transfer or assignment by a Lender, unless the transfer or assignment is to an Affiliate of a Lender, or is made following the occurrence of an Event of Default.

23.2.2	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed where the proposed New Lender is a Qualifying Lender. The Borrower will be deemed to have given its consent five Banking Days after the Lender has requested it unless consent is expressly refused by the Borrower within that time.

23.2.3	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

23.2.4	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

23.2.5	A transfer will only be effective if the procedure set out in clause 23.5 (Procedure for transfer) is complied with.

23.2.6

(a)	Any transfer by an Existing Lender to a New Lender shall only be effective if it transfers the Existing Lender’s share of the Facility.

(b)	Any transfer by an Existing Lender to a New Lender of part of its rights or obligations under this Agreement shall be of at least £5,000,000.

(c)	Where an Existing Lender transfers part of its rights and obligations pursuant to clause 23.5 (Procedure for transfer), that Existing Lender must transfer equal fractions of its Commitment and participation in the Utilisations (if any) under the Facility.

(d)	If at the time when a transfer takes effect more than one Utilisation is outstanding under the Facility, the transfer of an Existing Lender’s participation shall take effect in respect of the same fraction of each such Utilisation.

23.2.7	If:

(a)	a Lender assigns or transfers any of its rights or obligations under this Agreement or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 14 (Tax gross-up and indemnities) or clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

23.4	Limitation of responsibility of Existing Lenders

23.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor and its related entities;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

23.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 23; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

23.5.1	Subject to the conditions set out in clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 23.5.2 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New

Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

23.5.2	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement each of the Obligors and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(d)	the New Lender shall become a Party as a “Lender”.

23.5.3	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to clauses 23.5.3(a) and (b), the person to whom the information is to be given has entered into a confidentiality undertaking in a form reasonably acceptable to the Borrower and the Agent.

24	Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under this Agreement.

SECTION 10
THE FINANCE PARTIES

25	Role of the Agent and the Mandated Lead Arrangers

25.1	Appointment of the Agent

25.1.1	Each Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

25.1.2	Each Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

25.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

25.2.2	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

25.2.3	The Agent shall promptly notify the other Finance Parties of any Default arising under clause 22.1.1 (Non-payment).

25.2.4	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no MLA has any obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

25.4.1	Nothing in this Agreement constitutes the Agent or any MLA as a trustee or fiduciary of any other person.

25.4.2	Neither the Agent nor any MLA shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent

25.6.1	The Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

25.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, trustee for the Finance Parties) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 22.1.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

25.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

25.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

25.7	Instructions to Agent

25.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

25.7.2	Unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders will be binding on all the Finance Parties.

25.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

25.7.4	In the absence of instructions from, in the case of the Agent, the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders. The Borrower and all other Obligors shall not be concerned with whether the Agent shall be acting in accordance with this provision and shall be conclusively entitled to assume that the Agent has all the necessary right, title and authority.

25.7.5	The Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.7.6	Each Obligor shall be entitled (and bound) to assume that any directions given by the Agent or pursuant to this Agreement are either the directions of the Majority Lenders or, as the case may be, the Lenders, being made through the Agent, or the directions of the Agent itself, acting pursuant to the provisions of the Finance Documents to which the Agent may from time to time be party (as appropriate) or as otherwise duly authorised or empowered by or on behalf of the Lenders.

25.8	Responsibility for documentation

Neither the Agent nor any MLA:

25.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any MLA, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

25.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

25.9.1	Without limiting clause 25.9.2, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

25.9.2	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause 25.9.2.

Any third party referred to in this clause 25.9.2 may enjoy the benefit and enforce the terms of this clause 25.9.2 in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

25.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

25.10	Lenders’ indemnity to the Agent

25.10.1	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Banking Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.10.2	Each Obligor shall counter-indemnify the Lenders against all payments made by them under this clause 25.10.

25.11	Resignation of the Agent

25.11.1	The Agent may resign and appoint one of its Affiliates acting through an office in London as successor by giving notice to the other Finance Parties and the Borrower.

25.11.2	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent, as the case may be.

25.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with clause 25.11.2 within 30 days after notice of resignation was given, the Agent, as the case may be, (after consultation with the Borrower) may appoint a successor Agent (acting through an office in London).

25.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

25.11.5	The resignation notice of the Agent shall only take effect upon the appointment of a successor.

25.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 25 (Role of the Agent and the Mandated Lead Arrangers). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.11.7	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 25.11.2. In this event, the Agent (as the case may be) shall resign in accordance with clause 25.11.2.

25.12	Confidentiality

25.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency or loan administration division which shall be treated as a separate entity from any other of its divisions or departments.

25.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.12.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any MLA is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

25.13	Relationship with the Lenders

25.13.1	The Agent may treat each Lender as a Lender, entitled to payments under the Finance Documents and acting through its Facility Office unless the Agent has received not less than five Banking Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

25.14.1	the financial condition, status and nature of each member of the Group;

25.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

25.14.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

25.14.4	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Lenders’ tax status confirmation

Each Lender confirms in favour of the Agent and the Borrower on the date of this Agreement or, in the case of a Lender which becomes a Party pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective that it is a Qualifying Lender (and undertakes to notify the Agent and the Borrower to the extent that it is a Treaty Lender), and each Lender shall promptly notify the Agent and the Borrower if there is any change in its position from that set out above.

25.16	Reference Bank

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.17	Compliance

The Agent may refrain from doing anything which might, in its reasonable opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

25.18	Agent’s management time

Any amount payable to the Agent under clause 16.3 (Indemnity to the Agent), clause 18 (Costs and expenses) and clause 25.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources, and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent pursuant to clause 13 (Fees).

26	Conduct of business by the Finance Parties

No provision of this Agreement will:

26.1.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.1.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.1.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27	Sharing among the Finance Parties

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Lender”) receives or recovers any amount from an Obligor other than in accordance with clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

27.1.1	the Recovering Lender shall, within three Banking Days, notify details of the receipt or recovery to the Agent;

27.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

27.1.3	the Recovering Lender shall, within three Banking Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with clause 28.5 (Partial payments).

27.3	Recovering Lender’s rights

27.3.1	On a distribution by the Agent under clause 27.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

27.3.2	If and to the extent that the Recovering Lender is not able to rely on its rights under clause 27.3.1, the relevant Obligor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

27.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

27.4.2	that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

27.5.1	This clause 27 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

27.5.2	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified the other Lenders of the legal or arbitration proceedings; and

(b)	the other Lenders had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

28	Payment mechanics

28.1	Payments to the Agent

28.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

28.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 28.3 (Distributions to an Obligor) and clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Banking Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

28.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

28.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

28.5.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro-rata of any unpaid fees, costs and expenses (ignoring any fees payable under clause 13 (Fees)) of the Agent or the Mandated Lead Arrangers under the Finance Documents;

(b)	secondly, in or towards payment to the Lenders pro-rata of any amount owing to the Lenders under clause 25.10 (Lenders’ indemnity to the Agent);

(c)	thirdly, in or towards payment to the Mandated Lead Arrangers of any portion of the arrangement fee payable under clause 13 (Fees) which is due but unpaid;

(d)	fourthly, in or towards payment to the Agent of any portion of the agency fee payable under clause 13 (Fees) which is due but unpaid;

(e)	fifthly, in or towards payment to the Lenders pro-rata of any accrued commitment commission or letter of credit fees payable under clause 13 (Fees) which are due but unpaid;

(f)	sixthly, in or towards payment to the Lenders pro-rata of any accrued interest and guarantee and fronting fees relating to Letters of Credit and which are due but unpaid but so that any amount payable by virtue of clause 14 (Tax Gross up and indemnities) shall be excluded;

(g)	seventhly, in or towards payment to the Lenders pro-rata of any principal including LC Liabilities which is due but unpaid;

(h)	eighthly, in or towards payment to the relevant Lenders pro-rata of any amount payable to those Lenders by virtue of clause 14 (Tax Gross up and indemnities) which is unpaid; and

(i)	ninthly, in or towards payment pro-rata of any other sum due but unpaid under the Finance Documents.

Each reference in clause 28.5.1(a) to (e) (inclusive) to a category of unpaid sums shall include interest on those sums payable in accordance with this Agreement (including, without limitation, default interest). Accordingly, clause 28.5.1(f) refers to interest on principal and accrued interest on those sums which remain unpaid to the extent due.

28.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in clause 28.5.1(e) to (i) above.

28.5.3	Clauses 28.5.1 and 28.5.2 will override any appropriation made by an Obligor.

28.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Banking Days

28.7.1	Any payment which is due to be made on a day that is not a Banking Day shall be made on the next Banking Day in the same calendar month (if there is one) or the preceding Banking Day (if there is not).

28.7.2	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

28.8	Currency of account

28.8.1	Subject to clauses 28.8.2 to 28.8.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

28.8.2	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

28.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

28.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.8.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9	Change of currency

28.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

28.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	Cash Collateral Accounts

28.10.1	Each amount from time to time standing to the credit of a Cash Collateral Account shall be applied in accordance with the relevant provisions of the Finance Documents (including clauses 28.10.3(b)) and no other withdrawals may be made from any Cash Collateral Account without the consent of the Agent.

28.10.2	The Borrower shall, or shall procure that any other member of the Group shall, execute such further documents as are necessary to ensure that each Cash Collateral Account is charged in favour of the Agent or other relevant Finance Party (as relevant) to the satisfaction of the Agent acting reasonably.

28.10.3

(a)	Each amount from time to time standing to the credit of a Cash Collateral Account shall bear interest by reference to successive deposit periods at the rate at which the Agent or other relevant Finance Party (as relevant) pays interest on deposits for such period from its corporate customers but the Borrower acknowledges that none of the Finance Parties shall have any responsibility to the Borrower for any loss occasioned as a consequence of the application of the amount standing to the credit of any Cash Collateral Account prior to the last day of any such deposit period, such application being expressly permitted by the terms of the Finance Documents other than in the case of their negligence, wilful default or misconduct.

(b)	In respect of each Cash Collateral Account, provided no Default shall have occurred and be continuing, the Agent or other relevant Finance Party (as relevant) shall, at the request of the Borrower, pay to the Borrower any interest that has accrued on the amount standing to the credit of such Cash Collateral Account. Such interest shall only be paid at six-monthly intervals or on such days that the principal amount standing to the credit of such Cash Collateral Account is reduced to zero pursuant to the terms of this Agreement.

29	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30	Notices

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name in Schedule 1 (The Original Parties);

(b)	in the case of each Lender or any other Obligor, that identified with its name in Schedule 1 (The Original Parties) or otherwise notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name in Schedule 1 (The Original Parities),

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Banking Days’ notice.

30.3	Delivery

30.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Banking Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 30.2 (Addresses), if addressed to that department or officer.

30.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

30.3.3	All notices from or to an Obligor shall be sent through the Agent.

30.3.4	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	English language

30.5.1	Any notice given under or in connection with any Finance Document must be in English.

30.5.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31	Calculations and certificates

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34	Amendments and waivers

34.1	Required consents

34.1.1	Subject to clause 34.2 (Exceptions) and clause 34.4 (Amendments binding) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors party thereto and any such amendment or waiver will be binding on all Parties.

34.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

34.2	Exceptions

34.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.2 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents or to any Availability Period;

(c)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(d)	the currency in which any amount is payable under any Finance Document;

(e)	an increase in Commitment;

(f)	a change to the Borrower or Guarantors other than in accordance with clause 24 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders; or

(h)	clause 3.2 (Lenders’ rights and obligations), clause 23 (Changes to the Lenders), clause 27.1 (Payments to Lenders) or this clause 34.

shall not be made without the prior consent of all the Lenders.

34.2.2	An amendment or waiver which relates to the rights or obligations of the Agent or an MLA may not be effected without the consent of the Agent or such MLA.

34.3	Releases

Except with the prior consent of all the Finance Parties, the Agent shall not have authority to release:

34.3.1	any Obligor from the subordination arrangements constituted by any Deed of Subordination; or

34.3.2	any Obligor from any of its guarantee or other assurance obligations under this Agreement,

in each case, other than any such release as part of a disposal made pursuant to clause 21.2.2 (Disposals).

34.4	Amendments binding

Without prejudice to the other provisions of this Agreement each Obligor confirms that if the Borrower and the Finance Parties or any of them enter into any amendment or supplement to, or restatement of, this Agreement, the Borrower’s execution of any such amendment, supplement or restatement, whether or not expressly or purportedly made on behalf of that Obligor, shall bind that Obligor without the need to obtain any confirmation or acknowledgement from such Obligor. For this purpose, each Obligor, for the benefit of the Finance Parties, irrevocably designates, appoints and empowers the Borrower as its agent and attorney.

35	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

36	Governing law

This Agreement is governed by English law.

37	Enforcement

37.1	Jurisdiction of English courts

37.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

37.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

37.1.3	This clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Parties

Part I — The Obligors

Name of Borrower	Registration number (or equivalent, if any)

British Sky Broadcasting Group PLC	2247735
Grant Way
Isleworth
Middlesex
TW7 5QD

Fax: 0207 705 3453
Attention: Chief Financial Officer

Name of Original Guarantor	Registration number (or equivalent, if any)

British Sky Broadcasting Limited	2906991
Grant Way
Isleworth
Middlesex
TW7 5QD

Fax: 0207 705 3453
Attention: Chief Financial Officer

Sky Subscribers Services Limited	2340150
Grant Way
Isleworth
Middlesex
TW7 5QD

Fax: 0207 705 3453
Attention: Chief Financial Officer

Part II — The Agent and the Original Lenders

Name of Original Lender	Commitment (£)	Contact Details

Barclays Bank PLC	42,000,000	5, The North Colonnade Canary Wharf London E14 4BB Mark Pope/Cliff Baylis Fax: 020 7773 1840

Citibank, N.A	42,000,000	33, Canada Square Canary Wharf London E14 5LB Contact: Asif Butt, UK Loans Processing Unit Fax: 020 7500 5806 Cc: Michael Llewelyn-Jones Fax: 020 7986 2331

Deutsche Bank AG London	42,000,000	Winchester House 1 Great Winchester Street London EC2N 2DB Contact: Conor McGovern Fax: 020 7545 4638 Cc: Anne Gravier Fax: 020 7545 1868

Allied Irish Banks, p.l.c	34,000,000	St Helen’s 1 Undershaft London EC3A 8AB Contact: Antoinette Dunleavy Fax: 020 7726 8735 Cc: Michael Barry Fax: 020 7090 7101

Bayerische Landesbank	34,000,000	Bavaria House 13/14 Appold Street London EC2A 2NB Contact: Loans Administration Fax: 020 7955 5822 Cc: Brian Clark Fax: 020 7955 5129

Commerzbank Aktiengesellschaft, London Branch	34,000,000	23, Austin Friars London EC2N 2NB Contact: Aubrey Evans Fax: 020 7418 4870 Cc: Kevin Buck/ Kenny Mackay Fax: 020 7418 4957

Credit Lyonnais	34,000,000	Broadwalk House 5 Appold Street London EC2A 2DA Contact: Loans Administration Fax: 020 7214 6816 Cc: Katy Brown/ Steve Tubb Fax: 020 7214 7159

HSBC Bank plc	34,000,000	8 Canada Square London E14 5HQ Contact: Process Manager, Loans Administration Fax: 020 7992 4680

ING Bank	34,000,000	Media Finance Group
Bljlmerplein 888
1102 MG Amsterdam
P.O. Box 1800
1000 BV Amsterdam
Location Code: HE 02.01
The Netherlands

Contact: Annelies Hartog/
Rene van Versendaal
Fax: 00 31 20 56 35239

Cc: S.A.L. Haanraadts
		Fax: 00 31 20 57 68089

JPMorgan Chase Bank	34,000,000	125 London Wall London EC2Y 5AJ Contact: Julie Farrant/ Sue Dalton Fax: 020 7777 5311/ 5305 Cc: John Blackborough Fax: 020 7777 1493

Lloyds TSB Bank Plc	34,000,000	Corporate Banking St George’s House

		6-8 Eastcheap London EC3M 1AE Contact: Sandra Powell/ Bob Martyn Fax: 0117 923 3367 Cc: David Burke Fax: 020 7661 4942

Societe Generale	34,000,000	41 Tower Hill London EC3N 4SG Contact: Gilles Jacob/ Eric Harouard Fax: 00 331 4214 0618 Cc: Bruce Pomford Fax: 020 7762 5351

The Royal Bank of Scotland plc	34,000,000	Corporate and Institutional
Banking
135 Bishopsgate
London
EC2M 3UR

Contact: John Shippey/
Kevin Mann, Loans
Administration
Fax: 020 7615 0135

Cc: Mike Cunningham, Eddie
Dec, Gerard McHugh
		Fax: 020 7375 8549

WestLB AG, London Branch	34,000,000	Woolgate Exchange 25 Basinghall Street London EC2V 5HA Contact: Jutta Brown/ David Williams Fax: 020 7020 7620 Cc: Achim Teske/ Tony Dennis Fax: 020 7020 7850

BNP Paribas London Branch	20,000,000	10 Harewood Avenue London NW1 6AA Contact: Mike Webber/ Kristian Baxter, Loans and Agency Desk Fax: 020 7595 6195 Cc: Owen Medler

		Fax: 020 7595 5019

Credit Suisse First Boston, London Branch	20,000,000	One Cabot Square London E14 4QJ Contact: Sonia Hoffmann, Loan Services Fax: 020 7888 8125 Cc: Kamlesh Vara Fax: 020 7888 8391

Scotiabank Europe Plc	20,000,000	Scotia House 33 Finsbury Square London EC2A 1BB Contact: Joanne Coombs/Steven Caller Fax: 020 7826 5857 Cc: Nikki Petherbridge/Enrica Collini Fax: 020 7454 9019

The Bank of New York	20,000,000	One Canada Square London E14 5AL Contact: The Loans Department Fax: 020 7964 6032 Cc: Jason Garwood Fax: 020 7964 6193

The Governor and Company of the Bank of Ireland	20,000,000	C/o P.O. Box 27 Broad Quay Bristol BF99 7AX Contact: Emer Flood Fax: 00 353 1 618 7490 Cc: Conor Linehan Fax: 00 353 1 829 0129

Agent	Contact Details

Barclays Bank PLC	5, The North Colonnade Canary Wharf London E14 4BB Contact: Craig Evans Fax: 0207 773 4893

Schedule 2
Conditions precedent

Conditions precedent to initial Utilisation

1	A copy, certified as a true, complete and up-to-date copy by the Company Secretary or a Director of the relevant company of the Memorandum and Articles of Association or equivalent constitutional documents of the Borrower and the Original Guarantors.

2	A copy, certified as a true copy by the Company Secretary or a Director of the relevant company, of resolutions of the Board of Directors or a Committee of the Board of Directors of the Borrower and the Original Guarantors evidencing approval of the Finance Documents and authorising its appropriate officers to execute and deliver the Finance Documents and to give all notices and take all other action required under the Finance Documents.

3	Specimen signatures, authenticated by the Company Secretary or a Director of the relevant company of the persons authorised in the resolutions of the Boards of Directors or equivalent, as referred to in paragraph 2 above.

4	An opinion of Norton Rose.

5	An unaudited schedule of all Indebtedness of the Group as at the date of this Agreement.

6	An unaudited schedule of all Hedging Arrangements in place as at the date of this Agreement.

7	Evidence that the first Utilisation of the Facility will be used for the repayment and cancellation in full of the Existing £750 million Facility.

8	Evidence of the cancellation of at least £100,000,000 of the commitment available under the Existing £300 million Facility.

9	The consolidated audited financial statements of the Borrower for the financial year ending 30 June 2002.

10	The audited financial statements of each Original Guarantor for the financial year ending 30 June 2002.

11	The unaudited interim financial statements of the Borrower and each of the Original Guarantors for the period ending 31 December 2002.

12	The Fee Letters duly signed by the parties thereto.

13	The Disclosure Letter.

Schedule 3
Requests

Part I — Utilisation Request
[FOR A LOAN]

From:	[Borrower]
To:	[Agent]

Dated:

Dear Sirs

British Sky Broadcasting Group plc £600,000,000 Multi-currency revolving credit facility
dated [     ] (as from time to time amended, varied or restated
the “Facility Agreement”)

We refer to the Facility Agreement. Terms defined in the Facility Agreement shall have the same meanings where used in this Utilisation Request.

1	We wish to make a Utilisation on the following terms:

Proposed Utilisation Date: [ ] (or, if that is not a Banking Day, the next Banking Day)

Currency of Loan: [ ]

Amount: [ ] or, if less, the Available Facility

Interest Period: [ ]

2	We confirm that each condition specified in clause 5.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3	The proceeds of this Loan should be credited to [account].

4	This Utilisation Request is irrevocable.

Yours faithfully

.......................................

Authorised Officer of
British Sky Broadcasting Group PLC

Part II — Utilisation Request
[FOR A LETTER OF CREDIT]

From:	[Borrower]
To:	[Agent]

Dated:

Dear Sirs

British Sky Broadcasting Group PLC
£600,000,000 Multi-currency revolving credit facility
agreement dated [•] 2003 (as amended
from time to time)
(the “Facility Agreement”)

We refer to the Facility Agreement. Terms defined in the Facility Agreement shall have the same meanings where used in this Utilisation Request.

1	We wish to arrange for a Letter of Credit to be issued on the following terms: Proposed Utilisation Date: [ ] (or, if that is not a Banking Day, the next Banking Day)

Maturity Date: [ ]

Currency:

Amount: [ ] or, if less, the Available Facility (subject always to the LC Limit)

Beneficiary: [ ] (the “Beneficiary”)

Attached as Annex [A] are details of the documentation and other instruments evidencing the guaranteed obligation.

Attached as Annex [B] is the form of Letter of Credit required by the Beneficiary, as previously approved by you.

[Delivery instructions]

2	We confirm that each condition specified in clause 5.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3	This Utilisation Request is irrevocable.

Yours faithfully

.......................................

Authorised Officer of
British Sky Broadcasting Group PLC

Schedule 4
Mandatory Cost formulae

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

in relation to a sterling Loan:

AB+C(B-D)+E*0.01
per cent. per annum
100-(A+C)

     in relation to a Loan in any currency other than sterling:

E*0.01
per cent. per annum.
300

     Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in clause #10.3 (Default Interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	"Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	"Fee Tariffs” means the fee tariffs specified in the Fees Rules under activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9	The percentages or rates of charge of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12	Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5
Form of Transfer Certificate

To: Barclays Bank PLC as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

British Sky Broadcasting Group PLC
£600,000,000 Multi-currency revolving credit facility agreement dated [•] 2003 (as amended from time to time)
(the “Facility Agreement”)

We refer to the Facility Agreement. Terms defined in the Facility Agreement shall have the same meanings where used in this Transfer Certificate.

1	We refer to clause 23.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with clause #23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 30.2 (Addresses) are set out in the Schedule.

2	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 23.4 (Limitation of responsibility of Existing Lenders).

3	The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is a Qualifying Lender.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [      ].

[Agent]

By:

Schedule 6
Form of Deed of Guarantor Accession

THIS DEED dated [•] is supplemental to an agreement (the “Agreement”) dated [•] 2003 (as amended from time to time) and made between British Sky Broadcasting Group PLC as Borrower (1), certain Subsidiaries of British Sky Broadcasting Group PLC whose names and registered offices or principal places of business are set out in schedule 1 thereto as Guarantors (2), Barclays Capital, Deutsche Bank AG London and Salomon Brothers International Limited as Mandated Lead Arrangers (3), the Lenders whose names and addresses are set out in schedule 2 thereto as Lenders (4) and Barclays Bank PLC as Agent (5). Terms defined in the Agreement shall bear the same meaning herein.

1	[Subsidiary] hereby agrees to be an Acceding Guarantor pursuant to clause 19.17 (Acceding Guarantors) of the Agreement and accordingly undertakes henceforth to perform all the obligations expressed to be undertaken under the Agreement by a Guarantor in all respects as if it had been party to the Agreement as an Original Guarantor.

2	[Subsidiary] hereby represents and warrants to the Lenders in respect of itself in the terms of the Repeating Representations.

3	[Subsidiary’s] administrative details are as follows, for the purpose of clause 30 of the Agreement:

Address	[•]

Facsimile No	[•]

Attention	[•]

4	This Deed is governed by and shall be construed in accordance with English law.

5	[(To be included where the Subsidiary is a foreign company.] [Subsidiary] agrees for the benefit of the Agent, the Mandated Lead Arrangers and the Lenders that any legal action or proceedings arising out of or in connection with this Agreement against it or any of its assets may be brought in the English courts, irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers[ ] at present of[ ] to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Agent, the Mandated Lead Arrangers and the Lenders to take proceedings against[ Subsidiary] in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

IN WITNESS WHEREOF this Deed has been executed the day and year first before written.

EXECUTED AS A DEED	)
BY [ ]	)
Director
Director/Secretary

Schedule 7
Documents and evidence to be delivered by Acceding Guarantors

1	A copy, certified as true, complete and up-to-date by the company secretary or equivalent officer of the relevant Subsidiary of the Certificate of Incorporation and the Memorandum and Articles of Association (or equivalent constitutional documents) of the relevant Subsidiary.

2	A copy, certified as a true copy by the company secretary or equivalent officer of the relevant Subsidiary, of resolutions of the Board of Directors (or equivalent) of the relevant Subsidiary, evidencing approval of this Agreement and the relevant Deed of Guarantor Accession and authorising its appropriate officers to execute and deliver such Deed of Guarantor Accession.

3	A copy, certified as a true copy by the company secretary or equivalent officer of the relevant Subsidiary of all consents, authorisations, licences and approvals required by the relevant Subsidiary to authorise, or required by the relevant Subsidiary in connection with, the execution, delivery, validity, enforceability and admissibility in evidence of this Agreement and the relevant Deed of Guarantor Accession and the performance by the relevant Subsidiary of its obligations under the relevant Deed of Accession and this Agreement.

4	Specimen signatures, authenticated by the company secretary or equivalent officer of the relevant Subsidiary of the persons authorised in the resolutions of the Board of Directors or equivalent, referred to in paragraph (b), above.

5	An opinion of legal advisers in the country of incorporation of the relevant Subsidiary to the Agent, dated not more than fifteen Banking Days prior to the date of the relevant Deed of Guarantor Accession, in a form satisfactory to the Agent.

6	In the case of a Subsidiary not incorporated in England and Wales, a copy, certified as a true copy by the company secretary or equivalent officer of the relevant Subsidiary of a letter from the agent of the relevant Subsidiary for receipt of service of process referred to in the Deed of Guarantor Accession accepting its appointment.

7	The most up-to-date financial statements of the relevant Subsidiary.

Schedule 8
Form of Compliance Certificate

Barclays Bank PLC
[•]

Attention:	[•]	[Date]

Dear Sirs

British Sky Broadcasting Group PLC
£600,000,000 Multi-currency revolving credit facility
agreement dated [•] 2003 (as amended
from time to time)
(the “Facility Agreement”)

We refer to the Facility Agreement and deliver this certificate in respect of the [Half Yearly Period][financial year] of the Borrower and its Subsidiaries ended [•] pursuant to clause 21.3 (Financial Undertakings) of the Facility Agreement. Terms defined in the Facility Agreement shall have the same meaning when used in this Certificate.

We confirm that, based on the financial statements delivered to the Agent pursuant to clause #21.1.4 (Financial statements) of the Facility Agreement in respect of the[Half Yearly Period][financial year] of the Borrower and its Subsidiaries ended [•]:

1	As at the last day of such [Half Yearly Period] [financial year] Net Debt was [•], including all Hedging Arrangements as specified in the attached schedule.

2	EBITDA in respect of such [Half Yearly Period] [financial year] was [•]. EBITDA in respect of the previous Half Yearly Period was [•].

3	Consolidated Interest Charges in respect of such [Half Yearly Period] [financial year] were [•]. Consolidated Interest Charges in respect of the previous Half Yearly Period were [•]*.

Based on the above and such statements, we confirm that on the last day of such[Half Yearly Period][financial year]:

1	The ratio of Net Debt to EBITDA was [•].

2	The ratio of EBITDA to Consolidated Interest Charges was [•].

Accordingly, we confirm that the Borrower is in compliance with its obligations set out at clause #21.3 (Financial Undertakings) of the Facility Agreement.

We confirm that all calculations have been performed in accordance with the Testing Accounting Principles.

For and on behalf of
[             ]
British Sky Broadcasting Group PLC

.............................................................
Chief Financial Officer/Director

*	In the case of a certificate in respect of a financial year.

Schedule 9
Timetables

	Letters of	Loans in	Loans in Optional
	Credit	sterling	Currencies

Borrower requests an Optional Currency in accordance with clause 5.3 (Conditions relating to Optional Currencies)			4 pm, U-Day minus 4 Banking Days

Agent notifies the Borrower if a currency is approved as an Optional Currency in accordance with clause 5.3 (Conditions relating to Optional Currencies)			2 pm, U-Day minus 3 Banking Days

Delivery of a duly completed Utilisation Request (clause 6.1 (Delivery of a Utilisation Request))	11 am, U-Day minus 5 Banking Days	9 am, U-Day	5 pm, U-Day minus 3 Banking Days

Agent notifies the Lenders of the details of the Utilisation in accordance with clause 6.4 (Lenders’ participation)		10 am, U-Day	9.30 am, U-Day minus 2 Banking Days

Delivery of a completed Renewal Request (clause 6.5.8 (Renewal of Letter of Credit))	5 Banking Days prior to the relevant Expiry Date

Agent receives a notification from a Lender under clause 7.2 (Unavailability of a currency)			10 am, U-Day minus 2 Banking Days

Agent gives notice in accordance with clause 7.2 (Unavailability of a currency)			10.30 am, U-Day minus 2 Banking Days

“U-Day” means Utilisation Date

The timetable for any proposed Utilisation by way of Letter of Credit shall be determined on a case-by-case basis.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11:00 am (Brussels time) in respect of EURIBOR	Quotation Day as of 11:00 a.m	Quotation Day as of 11:00 a.m.

Schedule 10
Form of Letter of Credit

To: [Beneficiary]

[Date]

Dear Sirs,

[Letter of Credit]

1	The banks listed in paragraph 3 below (the “Lenders”) understand that:

1.1	[ ] (the “Beneficiary”) has entered into an agreement on [ ] (the “Agreement”) with [ ] (the “Company”) in connection with [transaction description]; and

1.2	the Company has agreed to provide to the Beneficiary in connection with the Agreement a [guarantee (this “Guarantee”)] for an aggregate amount not exceeding [ ] ([Currency] [ ]) (the “Guaranteed Amount”).

2	Each Lender irrevocably (subject to the terms hereof) guarantees to the Beneficiary that, if the Company has failed to pay to the Beneficiary any amount payable under the Agreement for a period of 10 days after such amount becomes due, then, within ten days of receipt of a written claim (the “Claim”) from the Beneficiary in the form set out in Appendix 1, that Lender shall, subject to such Lender’s maximum liability specified in paragraph 3 below, pay its percentage of any sum demanded in that Claim in accordance with the following provisions of this Guarantee and confirmed in the Claim to be due and payable under the Agreement into the following account, such payment being in satisfaction of the Claim of the Beneficiary:

[

]

Account ref: ]

Account no: [ ]

[Sort code: [ ]

3	The maximum aggregate liability of the Lenders under this Guarantee shall not exceed the Guaranteed Amount. The liability of each of the Lenders under this Guarantee shall not exceed the percentage set opposite its name below of the Guaranteed Amount:

Name	Percentage
1	[ ]
2	[ ]
3	[ ]

4	[ ]
[etc.]

4	The obligations of each Lender under this Guarantee are several. Failure of a Lender to carry out its obligations under this Guarantee shall not relieve any other Lender of its obligations under this Guarantee. No Lender shall be responsible for the obligations of any other Lender under this Guarantee.

5	A Claim under this Guarantee by the Beneficiary must be received in writing by Barclays Bank PLC as agent for the Lenders (in this capacity the “Agent”) at its office at [address of Agent] marked for the attention of [contact name], on any date on or after [ ] but not later than [10 Business Days before the Termination Date of the £600m RCF] (the “Expiry Date”) accompanied by the signed statement of the Beneficiary that the Company has failed to fulfil its payment obligations under the Agreement in respect of a specified amount for a period of 10 days as set out in the Claim. Without prejudice to any rights the Company may have directly against the Beneficiary or any disputes raised by the Company, any Claim shall be accepted under this Guarantee as conclusive evidence that the amount claimed is due to the Beneficiary.

6	A Claim under this Guarantee shall be made in writing (which shall not include facsimile, telex, cable or similar forms of communication) and shall be effective upon actual receipt at the office of the Agent referred to in paragraph 5 above. No Claim may be validly made unless it is accompanied by a certified copy of a demand made on the Company in respect of the sum demanded in that Claim.

7	A Claim must bear the confirmation of the [bankers] of the Beneficiary that the signatories are authorised to sign that Claim.

8	The liability of a Lender under this Guarantee shall be discharged in full prior to the Expiry Date on the date (the “Discharge Date”) when either (i) the Beneficiary delivers a notice to the Agent confirming that such Lender is discharged from all liabilities under this Guarantee, substantially in the form set out in Appendix 2 or (ii) such Lender pays the Beneficiary an amount equal to its then maximum liability under this Guarantee.

9	This Guarantee shall remain valid until the Expiry Date or, if earlier, the Discharge Date, after which it shall become null and void whether returned to the Agent for cancellation or not and no Claim may be made on the Lenders. A Claim received after the Expiry Date or, if earlier, the Discharge Date shall be ineffective. This Guarantee shall be returned by the Beneficiary to the Agent on the Expiry Date or, if earlier, the Discharge Date.

10

10.1	This Guarantee and the rights under it are personal to the Beneficiary and are not transferable or assignable.

10.2	A Lender shall not be entitled to transfer any part of its obligations under this Guarantee unless and to the extent that it procures that a transferee (acceptable to the Beneficiary, acting reasonably) issues a guarantee on substantially the same terms as this Guarantee in favour of the Beneficiary in respect of the obligations to be transferred to that Lender, whereupon the maximum liability of that Lender under this Guarantee shall be reduced accordingly. Following any such transfer the Beneficiary and the Lenders shall endorse this Guarantee with a memorandum recording the reduction in the Lender’s maximum liability hereunder.

11	Any payment under this Guarantee will satisfy the obligations of the Company pro tanto. Upon making any payment under this Guarantee, the Lenders shall be subrogated to the rights of the Beneficiary in respect of the amount paid.

12	This Guarantee shall be governed by and construed in accordance with the laws of England and shall be subject to the exclusive jurisdiction of the English courts. Only the courts of England and not those of any other jurisdiction shall have jurisdiction in any proceedings the Beneficiary may initiate against the Agent or the Lenders arising out of or in connection with this letter where indicated below.

Please confirm your agreement to the terms of this Guarantee by counter-signing this letter where indicated below.

Yours faithfully

.....................................................
For and on behalf of
[The Lenders]

We agree to the above

.....................................................
For and on behalf of
[Beneficiary]

APPENDIX 1

FORM OF CLAIM

To:	Barclays Bank PLC
[Address
Contact]

[Date]

Dear Sirs,

1	We refer to the guarantee dated [ ] (the “Guarantee”) executed by the Agent on behalf of the Lenders in our favour (copy attached). This is a Claim under the Guarantee.

2	We claim [ ] under the Guarantee. We confirm that [ ] has failed to fulfil its payments obligations under the Agreement in the same amount for a period of 10 days after the due date. We attach a certified copy of a demand made on [ ].

3	Terms defined in the Guarantee have the same meaning in this letter. This Claim shall be governed by and construed in accordance with English law.

Yours faithfully,

............................................

Name:
Position:

duly authorised, for and on behalf of
[Beneficiary]

APPENDIX 2

FORM OF DISCHARGE

To:	Barclays Bank PLC
[Address
Contact]

[Date]

Dear Sirs,

1	We refer to the guarantee dated [ ] (the “Guarantee”) executed by you as Agent for the Lenders in our favour.

2	We confirm that the [Lender is] [Lenders are] irrevocably discharged from all liabilities under the Guarantee.

3	[We hereby return the Guarantee for retention by the Agent.]

This Discharge shall be governed by and construed in accordance with English law.

Yours faithfully,

.......................................................
Name:
Position:

duly authorised, for and on behalf of
[Beneficiary]

Execution Pages

The Borrower

SIGNED for and on behalf of	)
BRITISH SKY BROADCASTING	)
GROUP PLC	)
by:	)	M.D. Stewart

The Guarantors

SIGNED for and on behalf of	)
BRITISH SKY BROADCASTING	)
LIMITED	)
by	)	M.D. Stewart

SKY SUBSCRIBERS SERVICES	)
LIMITED	)
)
by:	)	M.D. Stewart

The Mandated Lead Arrangers

SIGNED for and on behalf of	)
BARCLAYS CAPITAL	)
by:	)	Michael Joyner

SIGNED for and on behalf of	)
CITIBANK, N.A	)
by:	)	Michael Llewelyn-Jones

SIGNED for and on behalf of	)
DEUTSCHE BANK AG LONDON	)	Alison Howe
by:	)	Richard Munn

The Lenders

SIGNED for and on behalf of	)
BARCLAYS BANK PLC	)
by:	)	Michael Joyner

SIGNED for and on behalf of	)
CITIBANK, N.A	)
by:	)	Michael Llewelyn-Jones

SIGNED for and on behalf of	)
DEUTSCHE BANK AG LONDON	)	Alison Howe
by:	)	Richard Munn

SIGNED for and on behalf of	)
ALLIED IRISH BANKS, P.L.C	)
by:	)	Michael Barry

SIGNED for and on behalf of	)
BAYERISCHE LANDESBANK	)
by:	)	Brian Clark

SIGNED for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT,	)
LONDON BRANCH	)	Kevin Buck
by:	)	Kenny Mackay

SIGNED for and on behalf of	)
CREDIT LYONNAIS	)
by:	)	Katy Brown

SIGNED for and on behalf of	)
HSBC BANK PLC	)
by:	)	Stephen Brade

SIGNED for and on behalf of	)
ING BANK	)
by:	)	Michael Joyner

SIGNED for and on behalf of	)
JPMORGAN CHASE BANK	)
by:	)	John Blackborough

SIGNED for and on behalf of	)
LLOYDS TSB BANK PLC	)
by:	)	Colin Baker

SIGNED for and on behalf of	)
SOCIETE GENERALE	)
by:	)	Kevin Harbour

SIGNED for and on behalf of	)
THE ROYAL BANK OF SCOTLAND PLC	)
by:	)	Eddie Dec

SIGNED for and on behalf of	)
WESTLB AG, LONDON BRANCH	)
by:	)	Katrina Weston

SIGNED for and on behalf of	)
BNP PARIBAS LONDON BRANCH	)
by:	)	Michael Joyner

SIGNED for and on behalf of	)
CREDIT SUISSE FIRST BOSTON	)
LONDON BRANCH	)
by:	)	Michael Joyner

SIGNED for and on behalf of	)
SCOTIABANK EUROPE PLC	)
by:	)	Michael Joyner

SIGNED for and on behalf of	)
THE BANK OF NEW YORK	)
by:	)	Jason Garwood

SIGNED for and on behalf of	)
THE GOVERNOR AND COMPANY OF THE	)
BANK OF IRELAND	)
by:	)	Michael Joyner

The Agent

SIGNED for and on behalf of	)
BARCLAYS BANK PLC	)
by:	)	Michael Joyner